As filed with the Securities and Exchange Commission on September 14, 1998.
                           Registration No. 333-61081

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------

                             AMENDMENT NO. 1 TO THE
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                          ----------------------------
                           THE FIRST BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

       Mississippi                              6021                64-0862173
---------------------------------  ----------------------------     --------------------------------
 (State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer Identificiation
 incorporation or organization)    Classification Number)           No.)


           Post Office Box 15549, Hattiesburg, Mississippi 39404-5549
                                 (601) 268-8998

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                David E. Johnson
                     President and Chief Executive Officer
                             Post Office Box 15549
                      Hattiesburg, Mississippi 39404-5549
                                 (601) 268-8998
                              (601) 268-8904 (Fax)

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                             Neil E. Grayson, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                         First Union Plaza, Suite 1400
                           999 Peachtree Street, N.E.
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6225 (Fax)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.(X)
         If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box: ( ) If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 33-_________________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

         CALCULATION OF REGISTRATION FEE
         ===============================================================================================================

                                                                PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
         TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING              OFFERING             REGISTRATION
         SECURITIES TO BE REGISTERED           REGISTERED       PRICE PER SHARE       AGGREGATE PRICE(1)   FEE(2)
         ---------------------------------------------------------------------------------------------------------------
         Common Stock, $1.00 par value.....      533,333            $15.00               $7,999,995           $2,360*
         ===============================================================================================================

*Previously paid.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

     PROSPECTUS

                                 533,333 SHARES


                           THE FIRST BANCSHARES, INC.



                                     {LOGO}






         This Prospectus is for a public offering of up to 533,333 shares of Common Stock by The First Bancshares, Inc., a Mississippi corporation (the "Company"). Prior to this offering, there has been only limited trading in the Common Stock, and the Company does not anticipate a reliable market for the Common Stock to exist after the offering.

         This is a "best efforts" offering by the Company, and it will be terminated by the Company upon the sale of 533,333 shares or December 31, 1998, whichever occurs first, unless the Company extends the offering for additional periods ending no later than May 31, 1999. However, the Company reserves the right to terminate the offering at any time after the sale of the minimum offering of 340,000 shares. Subscriptions are binding on subscribers and may not be revoked by subscribers without the consent of the Company.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK IN THIS OFFERING.

                   -----------------------------------------

   THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER
    OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
        SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF
             THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------------
                                                        Price to Public           Underwriting          Proceeds to the
                                                                                  Discount (1)            Company (2)
-----------------------------------------------------------------------------------------------------------------------
Per Share.......................................          $    15.00                  None                $    15.00
-----------------------------------------------------------------------------------------------------------------------
Total  (Minimum)................................          $5,100,000                  None                $5,100,000
       (Maximum)................................          $7,999,995                  None                $7,999,995
=======================================================================================================================

(1) This offering will be made on behalf of the Company primarily by its directors and executive officers, to whom no commission or other compensation will be paid on account of such activity. The Company believes that such officers and directors will not be deemed brokers under the Securities Exchange Act of 1934 (the "Exchange Act"), based on reliance on Rule 3a4-1 of the Exchange Act. See "The Offering."
(2) Before deducting expenses related to this offering, estimated to be approximately $100,000. See "Use of Proceeds."



                   -----------------------------------------

                               September 16, 1998

                           THE FIRST BANCSHARES, INC.











    [A map of Mississippi, highlighting Lamar, Forrest, and Jones Counties, is included here]

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information set forth under the heading "Risk Factors" before investing. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

         The First Bancshares, Inc. is a Mississippi bank holding company formed in 1995 to serve as a holding company for The First National Bank of South Mississippi (the "Hattiesburg Bank"). The Hattiesburg Bank opened as a national bank in August 1996 with an office in the Oak Grove community, which is located on the outskirts of Hattiesburg, Mississippi. The Hattiesburg Bank opened a branch office in Purvis, Mississippi in November 1996 and plans to open an additional branch office on Lincoln Road in Hattiesburg in the fourth quarter of 1998. The Company has grown from approximately $14.2 million in total assets, $4.3 million in total loans, $7.5 million in deposits, and $6.6 million in shareholders' equity at December 31, 1996, to approximately $36.5 million in total assets, $23.3 million in total loans, $30.0 million in deposits, and $6.4 million in shareholders' equity at June 30, 1998.

         The Company has recently entered into a bank development agreement with the organizers of The First National Bank of the Pine Belt, a proposed de novo community bank in Laurel, Mississippi (the "Laurel Bank"). The organizers of the Laurel Bank (together with members of their families) have indicated that they intend to purchase an aggregate of 166,667 shares of Common Stock (approximately $2.5 million) in this offering. The Company intends to use the first $5.0 million in proceeds from this offering to provide the initial capitalization of the Laurel Bank, which the Company anticipates will open in early 1999. The chief executive officer of the Laurel Bank will be William M. Renovich, Jr., and the initial board of directors of the Laurel Bank will include the following organizers, as well as David E. Johnson, the Company's Chairman, President, and Chief Executive Officer, and Charles T. Ruffin, the Company's Chief Financial Officer:

               Roy H. Boutwell                    William M. Renovich, Jr.
               Michael W. Chancellor              David L. Rice, III, D.M.D.
               M. Ray (Hoppy) Cole, Jr.           J. Douglas Seidenburg
               Peeler G. Lacey, M.D.              Ralph T. Simmons
               Charles R. Lightsey                Josephine E. Waites
               Eric E. (Ric) Lindstrom, Jr.       Nick D. Welch
               John J. McGraw, M.D.               William H. Wells
               Trent A. Mulloy

         The Company's strategy is for the Hattiesburg Bank and the Laurel Bank (collectively, the "Banks") to operate on a decentralized basis, emphasizing each Bank's local board of directors and management and their knowledge of their local community. Each Bank's local board of directors will act to promote its Bank and introduce prospective customers to the Bank. The Company believes that this autonomy will allow each Bank to generate high-yielding loans and to attract and retain core deposits.

         Following the offering, the Company intends to focus on the development of the Laurel Bank and the continued growth of the Hattiesburg Bank. While the Company does not intend actively to search for opportunities to expand into additional markets, the Company may consider opportunities that arise from time to time. The Company has no specific acquisition or expansion plans at the current time, other than the development of the Laurel Bank.

         The Company's goal is to be the leading community bank holding company in the Pine Belt region of Mississippi, which includes Lamar, Forrest, and Jones Counties of Mississippi. The Hattiesburg Bank's primary service area includes portions of Lamar and Forrest Counties, and the Laurel Bank's primary service area will include Jones County. The Company believes that there is a demand for strong community banks in the Pine Belt region, in part as a result of takeovers of several Mississippi-based banks by large southeastern regional bank holding companies. In many cases when these consolidations occur, local boards of directors are dissolved and local management is relocated or terminated. The Company believes this situation creates favorable opportunities for new community banks with local management and local directors. The Company believes that the Hattiesburg Bank and the Laurel Bank can be successful in attracting individuals and small- to medium- sized businesses as customers who wish to conduct business with a locally owned and managed institution that takes an active interest in their banking needs and financial affairs. For this reason, when the Company conducted its initial stock offering in 1996 in connection with the formation of the Hattiesburg Bank, it sold approximately 97% of the shares to residents of the Pine Belt region of Mississippi, including approximately 13% to Jones County residents. In this offering, the Company has agreed with the organizers of the Laurel Bank to allocate approximately 62% of the shares in the offering to residents of Jones County and approximately 38% to existing customers of the Hattiesburg Bank and shareholders of the Company.

         The principal executive offices of both the Company and the Hattiesburg Bank are located on U.S. Highway 98, two miles west of Hattiesburg, Mississippi. The address of these offices is 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, and the Company's mailing address is Post Office Box 15549, Hattiesburg, Mississippi 39404-5549. The Company's telephone number is (601) 268-8998. The initial office of the Laurel Bank will be located at 523 Commerce Street, 2nd Floor, Laurel, Mississippi 39440.


                                  THE OFFERING

Common Stock offered by the Company............................        Minimum:           340,000 shares
                                                                       Maximum:           533,333 shares

Common Stock outstanding prior to the offering(1)..............                           721,848 shares

Common Stock to be outstanding after the offering(1)...........        Minimum:         1,061,848 shares
                                                                       Maximum:         1,255,181 shares

Use of proceeds................................................        The Company will use approximately $5 million of the
                                                                       net proceeds of this offering to capitalize the
                                                                       Laurel Bank and the remaining proceeds to support the
                                                                       continued growth and expansion of the Hattiesburg
                                                                       Bank and the Laurel Bank, and for general corporate
                                                                       purposes. See "Use of Proceeds."





------------------

(1) Excludes 72,185 shares of Common Stock issuable upon the exercise of stock options outstanding as of the date of this Prospectus, all of which are exercisable at $10.00 per share.


                                  RISK FACTORS

         An investment in the securities offered hereby involves substantial risks including, among others, the risks associated with the proposed expansion of the Company, the lack of an established trading market for the Common Stock, control of a substantial portion of the Common Stock by the directors and executive officers of the Company and the Banks, the credit risk associated with the Company's loan portfolio, and the adequacy of the allowance for loan losses.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                              SIX MONTHS ENDED
                                                  JUNE 30,                YEARS ENDED DECEMBER 31,
                                            ---------------------        --------------------------
                                               1998          1997              1997           1996
                                               ----          ----              ----           ----
STATEMENT OF OPERATIONS DATA:                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net interest income.....................   $   712       $   335         $     882       $    370
   Provision for loan losses...............        71            84               156             37
   Noninterest income......................        94            45               216              4
   Noninterest expense.....................       722           550             1,203            693
   Net income (loss).......................        13          (254)             (262)          (356)
BALANCE SHEET DATA:
   Total assets............................   $36,539       $21,114         $  27,527       $ 14,177
   Earning assets..........................    32,610        17,575            23,661         10,854
   Investment securities (1)...............     6,390         5,469             4,304          4,216
   Loans (2)...............................    23,345        11,151            17,487          4,327
   Allowance for loan losses...............       264           122               194             37
   Deposits................................    30,011        14,632            21,058          7,507
   Shareholders' equity....................     6,377         6,373             6,368          6,621
SHARE DATA:
   Basic net income (loss) per share (3)...   $  0.02       $ (0.35)        $   (0.36)      $  (0.58)
   Diluted net income (loss) per share (4).      0.02         (0.35)            (0.36)         (0.58)
   Book value per share (period end) (5)...      8.83          8.81              8.82           9.17
   Tangible book value per share (period         8.78          8.76              8.75           9.08
     end) (5)..............................
  Weighted average shares outstanding......   721,848       721,848           721,848        721,848
PERFORMANCE RATIOS:
   Return on average assets................      0.07%        (2.88)%           (1.16)%        (3.91)%
   Return on average equity................      0.38         (3.91)            (4.09)         (5.59)
   Interest rate spread....................      4.13          3.01              3.41           1.38
   Net interest margin (6).................      5.03          4.78              4.63           4.76
   Efficiency (7)..........................     89.58        144.74            109.56         185.29
ASSET QUALITY RATIOS:
   Allowance for loan losses to period end       1.13%         1.09%             1.10%          0.86%
     loans (2).............................
   Net charge-offs to average loans........        --            --                --             --
   Nonperforming assets to period end loans        --            --                --             --
     and foreclosed property (2)(8)
   Nonperforming assets to period end total        --            --                --             --
     assets (8)............................
CAPITAL AND LIQUIDITY RATIOS: (9)
   Average equity to average assets........     19.35%        36.82%            23.35%         55.46%
   Leverage................................     13.21         21.86             23.24          34.48
   Risk-based capital
     Tier 1................................     19.44         26.05             23.63          69.12
     Total...............................       20.50         25.38             24.54          69.78
   Average loans to average deposits.....       81.31         69.91             79.24          40.29

-------------------
(1) Securities held to maturity are stated at amortized cost, and securities available for sale are stated at fair market value.
(2) Loans are stated net of unearned income, before allowance for loan losses.
(3) Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding for the period.
(4) Diluted net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and dilutive common stock equivalents from outstanding unexercised stock options (using the treasury stock method).
(5) Excludes the effect of any outstanding stock options.
(6) Net interest income divided by average earning assets.
(7) Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.
(8) The Company did not have any nonperforming assets during the periods indicated.
(9) Capital and liquidity ratios are for the Hattiesburg Bank, not the Company.

                                  RISK FACTORS

         An investment in the Common Stock involves certain risks. In addition to the other information contained in the Prospectus, prospective investors should consider the following factors in evaluating an investment in the shares of Common Stock. This Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. The words "expect," "estimate," "anticipate," and "believe," as well as similar expressions, are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

         NO ASSURANCE OF REGULATORY APPROVALS FOR THE LAUREL BANK. Before the Laurel Bank may open, it must obtain approval of its charter application from the Office of the Comptroller of the Currency (the "OCC") and its application for deposit insurance from the Federal Deposit Insurance Corporation (the "FDIC"). The Laurel Bank organizers filed the OCC application on July 31, 1998 and the FDIC application on August 3, 1998. Although the Company anticipates that the OCC and the FDIC will preliminarily approve these applications prior to November 30, 1998, there is a risk that the Laurel Bank will fail to obtain either one or both of these approvals, or that the approvals may not be granted by this date. The Company anticipates that the OCC will require the Company to capitalize the Laurel Bank with $5 million, and the Company intends to use the proceeds of this offering for this purpose. However, there is a risk that the OCC may require the Company to capitalize the Laurel Bank with more than $5 million, in which case the Company would have to receive additional net proceeds in the offering, use its existing capital, or obtain additional capital from another source. The Company has not sought any other source from which to obtain this capital, and there can be no assurances the Company would be able to do so.

         Before the Company may acquire the common stock of the Laurel Bank, the Company must obtain the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Company intends to file an application to request this approval in September 1998, and the Company anticipates receiving this approval prior to December 1998. However, there is a risk that the Company will fail to obtain this approval, or that the approval may not be granted by this date.

         Any significant delay in obtaining any of the approvals described above will result in an increase in pre-opening expenses for the Laurel Bank and may reduce the amount of the Laurel Bank's and the Company's capital, potential revenues, and income. Because the Company will not be able to open the Laurel Bank unless the Laurel Bank and the Company obtain the approvals described above, to reduce the risks to investors in this offering the Company has decided to place the proceeds from this offering in an escrow account and will not release the proceeds of the offering from escrow until the following conditions are met: (a) the Company has accepted subscriptions and payment in full for a minimum of 340,000 shares (which will result in gross offering proceeds in excess of $5 million); (b) the Company has obtained approval from the Federal Reserve Board to acquire the stock of the Laurel Bank; (c) the Laurel Bank has received preliminary approval of its application for a charter from the OCC; and (d) the Laurel Bank has received preliminary approval of its application for deposit insurance from the FDIC. See "The Offering - Conditions to the Offering and Release of Funds."

         RISKS ASSOCIATED WITH OPENING A NEW BANK. The proceeds of the offering will be used to enhance the Company's capital position and to support its proposed growth and expansion, including the establishment of the Laurel Bank. There can be no assurance that the Company will actually experience any further asset or deposit growth, or that the Company will experience any favorable results if such growth occurs. The Laurel Bank is currently in the organizational stage and has no operating history. Although the Hattiesburg Bank has been operating since August 1996, because of the impact of the formation of the Laurel Bank and the Company's short history, the Company's historical results of operations are not necessarily indicative of the Company's future operations.

         As a bank holding company, the Company's continued profitability will depend entirely upon the operations of the Banks. The operations of the Laurel Bank will be subject to the risks inherent in the establishment of a new business and, specifically, of a new bank. The likelihood of the success of the Laurel Bank must be considered in light of the problems, expenses, complications, and delays frequently encountered in connection with the development of a new bank and the competitive environment in which the Laurel Bank will operate. Typically, new banks incur substantial initial expenses and are not profitable for several years after commencing business. To commence business, the Laurel Bank must also attract and retain additional officers and employees. There can be no assurance that the Laurel Bank will ever operate profitably or that the impact of its operations will not have a material adverse effect on the results of operations and financial condition of the Company. The Company believes that the successful development and initial operation of the Laurel Bank will also be largely dependent upon the efforts of its organizers. None of the organizers is obligated to serve as a director of, or to otherwise remain associated with, the Laurel Bank, although the Company believes they will do so. If the Laurel Bank's organizers do not remain associated with the Laurel Bank, the results of operations and the financial condition of the Laurel Bank and the Company could be materially and adversely affected.

         LACK OF ESTABLISHED TRADING MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE AND QUARTERLY EARNINGS. Prior to this offering, there has been no established or liquid market for the Common Stock. See "Market for Common Stock." The public offering price of the Common Stock offered hereby has been determined solely by the Company and may bear no relationship to the market price of the Common Stock after this offering. See "The Offering Determination of the Offering Price." Although the Company has filed a registration statement with the Securities and Exchange Commission (the "SEC") to register the issuance of the Common Stock in the offering under the Securities Act of 1933 and intends to make arrangements with one or more market makers to trade the Common Stock on the OTC Bulletin Board, the Company does not anticipate that a reliable or liquid secondary trading market for the Common Stock will exist or develop in the near term following the offering, and there is a risk that no market will develop for the Common Stock at all.

         The Company intends to list the Common Stock on The Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, or another national securities exchange as soon as it meets the listing requirements to do so, but the Company does not expect to meet these requirements for at least two years following the offering. Qualification requirements for The Nasdaq National Market currently include: (i) net tangible assets of $6,000,000, pre-tax income of $1,000,000, and 1,100,000 publicly-held shares with a market value of $8,000,000 held by 400 shareholders, or (ii) net tangible assets of $18,000,000, two years of operating history, and 1,100,000 publicly-held shares with a market value of $18,000,000 held by 400 shareholders, or (iii) $75,000,000 of market capitalization and 1,100,000 publicly-held shares with a market value of $20,000,000 held by 400 shareholders. The Nasdaq SmallCap Market and American Stock Exchange have similar listing criteria. There is a risk that the Company will never qualify for such a listing or will elect not to list even if it does qualify. As a result, an investment in the Common Stock may continue to be relatively illiquid for the foreseeable future, and investors may not be able to dispose of any of their shares except in private, directly negotiated sales. In addition, sales of substantial amounts of Common Stock after the offering could adversely affect prevailing market prices. See "Description of Securities -- Shares Eligible for Future Sale."

         Even if a market for the Common Stock does develop after the offering, the market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results (which could be substantial in the near term as a result of the expenses associated with the opening of the Laurel Bank), general trends in the Company's industry, and other factors. Furthermore, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock would likely be materially adversely affected. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the Common Stock. See "Market for Common Stock."

         DEPENDENCE ON SENIOR MANAGEMENT. The Company's growth and development to date have been largely the result of the contributions of certain of the senior executive officers of the Company, including David E. Johnson, the Company's Chairman, President, and Chief Executive Officer, and Charles T. Ruffin, the Company's Chief Financial Officer and the President of the Hattiesburg Bank. Future growth and development of the Company will also be largely dependent on current Company Vice President, William M. Renovich, Jr., who will become the Chief Executive Officer of the Laurel Bank upon its opening. The loss of the services of one or more of these individuals could have a material adverse effect on the Company's business and development. No assurance can be given that replacements for any of these officers could be employed if these officers' services were no longer available. In addition, continued growth of the Company will require that the Company attract and retain additional personnel with a variety of skills and experience. Significant competition exists for such personnel with the skills and experience needed successfully to manage the Company's business and operations. See "Management."

         COMPETITION. The Company encounters strong competition from other financial institutions within its primary market area. In addition, established financial institutions not already operating in the Company's primary market area may, under Mississippi law, open branches in the area at future dates, and the Company is aware of at least one other de novo bank which plans to open in the Laurel, Mississippi area in the near future. In the conduct of certain aspects of its banking business, the Company also competes with savings institutions, credit unions, mortgage banking companies, consumer finance companies, insurance companies, and other institutions, some of which are not subject to the same degree of regulation and restriction imposed upon the Company. Many of these competitors have substantially greater resources and lending limits than the Company and offer certain services that the Company does not currently provide. In addition, many of these competitors have numerous branch offices located throughout their extended market areas which provide them with a competitive advantage over the Company. Furthermore, as a consequence of legislation enacted by the United States Congress, out-of-state banks are allowed to commence operations and compete in the Company's primary market areas. No assurance can be given that such competition will not have an adverse impact on the financial condition and results of operations of the Company or that the Company will ultimately be able to successfully compete with other financial institutions in its market. See "Business -- Competition" and "Supervision and Regulation."

         CREDIT RISK; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. The Company maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may not prove to be accurate, particularly given the Company's short operating history and rapid growth. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of the Company's net income and, possibly, its capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Provision and Allowance for Loan Losses."

         POTENTIAL IMPACT OF CHANGES IN INTEREST RATES. The Company's profitability is primarily dependent on its net interest income, which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The Company, like most financial institution holding companies, is affected by changes in general interest rate levels and other economic factors beyond the Company's control. As of June 30, 1998, the Company had a cumulative one-year positive gap position of 0.24% of total interest-bearing assets. With a positive gap position, the yields on the Company's interest-earning assets will likely adjust to changes in market interest rates at a faster rate than the yields on the Company's interest bearing liabilities, which means that the Company could be materially and adversely affected by a period of falling interest rates. Although the Company has structured its asset and liability management strategies to mitigate the impact of changes in interest rates, there is a risk that these strategies will not be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Net Interest Income."

         NO DIVIDENDS. The Company has never paid cash dividends on its Common Stock and in the near-term intends to retain any future earnings to finance its growth. As the Company's business operations are conducted almost exclusively through the Hattiesburg Bank and, when it opens, the Laurel Bank, the Company's ability to pay dividends on the Common Stock will be directly dependent on the dividends paid by the Banks to the Company. The ability of the Banks to pay dividends to the Company is subject to the Banks' profitability and to government regulations that limit the aggregate amount of cash dividends paid to shareholders based on then-current income levels. There can be no assurance that either Bank's future earnings will support dividend payments to the Company. Additionally, there is no restriction on the ability of the Company to issue shares of stock with preferential dividend rights. See "Dividend Policy," "Supervision and Regulation -- Dividends," and "Description of Securities -- Preferred Stock."

         LOCAL ECONOMIC CONDITIONS. The Company's success is influenced by the geographic markets served by the Company, including Hattiesburg and, when the Laurel Bank opens, Laurel, Mississippi. Adverse changes in economic conditions in these markets would likely impair the Company's ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business -- Marketing Focus."

         DILUTION. Purchasers of Common Stock in the offering will experience immediate dilution in the net tangible book value per share of the Common Stock from the public offering price. Moreover, in the near-term, the Company expects that the expenses associated with the offering and the establishment of the Laurel Bank will result in dilution of the Company's return on equity and earnings per share. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         SHARES ELIGIBLE FOR FUTURE SALE. Future sales of substantial amounts of Common Stock could adversely affect the market price of the Common Stock. Upon consummation of the offering, the Company will have a minimum of 1,061,848 and a maximum of 1,255,181 shares of Common Stock outstanding, and all of these shares will be freely tradable without restriction or registration under the Securities Act of 1933 (the "Securities Act"), unless owned by an affiliate of the Company. In addition, there are outstanding stock options that the Company has granted to certain directors, officers, and employees of the Company for the purchase of an aggregate of 72,185 shares of Common Stock, of which options for 30,190 shares are currently exercisable at $10.00 per share. The Company also intends to submit a proposal to its shareholders at its 1999 shareholders meeting to increase the number of shares authorized for issuance pursuant to the Company's stock option plan from 72,185 shares to approximately 150,000 shares (or to adopt a new, similar plan to cover these additional shares). The Company has agreed in the Development Agreement for the Laurel Bank that options for an aggregate of approximately 32,000 shares will be granted to the initial members of the board of directors of the Laurel Bank, options for an aggregate of approximately 21,333 shares will be granted to the initial executive officers of the Laurel Bank, and options for an aggregate of approximately 16,000 shares will be granted to members of the Company's board of directors. See "Management -- Interests of Management and Others in Certain Transactions." The remaining shares will be available for future option grants as determined by the Company's Board of Directors, including grants to employees, officers, and directors of the Company and each of the Banks. See "Description of Securities -- Shares Eligible for Future Sale."

         ISSUANCE OF ADDITIONAL STOCK. Pursuant to its Articles of Incorporation, the Company has the authority to issue up to 10,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock without obtaining additional shareholder approval. Accordingly, after this offering, the Company will have the authority to issue up to 8,938,152 (based on the minimum offering of 340,000 shares) additional shares of Common Stock and all 10,000,000 shares of Preferred Stock without obtaining additional shareholder approval. Further, the Board of Directors may issue the Preferred Stock on such terms and with such rights, preferences, and designations as the Board of Directors may determine. Issuance of such Preferred Stock could have the effect of delaying, deterring, or preventing a change in control of the Company. Issuance of additional shares of Common Stock or Preferred Stock could also result in the dilution of the voting power of the Common Stock purchased in this offering. See "Description of Securities -- Common Stock," "-- Preferred Stock," and "-- Certain Antitakeover Effects."

         ANTITAKEOVER PROVISIONS; INSIDER CONTROL OF THE COMPANY. Certain provisions of the Company's Articles of Incorporation could delay or frustrate the removal of incumbent directors and could make a merger, tender offer, or proxy contest involving the Company more difficult, even if such events could be perceived as beneficial to the interests of the shareholders. These provisions include staggered terms for the Board of Directors and requirements of super-majority votes to approve the voting rights of persons who acquire control blocks of the Common Stock. In addition, certain provisions of state and federal law may also have the effect of discouraging or prohibiting a future takeover attempt in which shareholders of the Company might otherwise receive a substantial premium for their shares over then-current market prices. To the extent that these provisions are effective in discouraging or preventing takeover attempts, they may tend to reduce the market price for the Common Stock offered hereby.

         Directors and executive officers of the Company currently own in the aggregate approximately 25.0% of the outstanding shares of Common Stock. The Company anticipates that its directors and executive officers, as well as the organizers of the Laurel Bank, may purchase additional shares in this offering, although there is no requirement for them to do so. Therefore, to the extent they vote together, after the offering the directors and executive officers of the Company will continue to have the ability to exert significant influence over the election of the Company's Board of Directors and other corporate actions requiring shareholder approval. See "Principal Shareholders" and "Description of Securities -- Certain Antitakeover Effects."

         GOVERNMENT REGULATION. The banking industry is heavily regulated. This regulation is intended primarily for the protection of depositors of the Banks, not shareholders, and could adversely affect the operations of the Banks, such as their ability to make loans and attract deposits. In recent years, the United States Congress has enacted three major pieces of banking legislation:
The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). These three Acts have significantly changed the commercial banking industry through, among other things, revising and limiting the types and amounts of investment authority, significantly increasing minimum regulatory capital requirements, broadening the scope and power of federal bank and thrift regulators over financial institutions and affiliated persons in order to protect the deposit insurance funds and depositors, and significantly enhancing the ability of banks and bank holding companies to engage in interstate bank acquisition and branching activities. Additional legislation affecting financial institutions has been proposed and may be enacted, and regulations now affecting the Company may be modified at any time. There can be no assurance that any such legislation or modifications would not adversely affect the business of the Company. The Company is also affected by the Federal Reserve's monetary policies, and there can be no assurance that actions by the Federal Reserve will not have an adverse effect on the deposit levels, loan demand, or the business and earnings of the Company. See "Supervision and Regulation."

         YEAR 2000. Like many financial institutions, the Company relies upon computers for the daily conduct of its business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. While the Company believes that it has available resources and has adopted a plan to address Year 2000 compliance, it is largely dependent on third party vendors. The Company handles its own data processing using an IBM AS 400 mainframe computer and software licensed from a third party vendor. The Company has been informed by this vendor that this software is Year 2000 compliant. The Company is seeking assurances about the Year 2000 compliance with respect to the other third party hardware or software systems it uses, and the Company believes that its internal systems and software and the network connections it maintains will be adequately programmed to address the Year 2000 issue. The Company has also begun testing these systems to confirm that they will be Year 2000 compliant. Based on information currently available, management does not believe that the Company will incur significant costs in connection with the Year 2000 issue. Nevertheless, there is a risk that some of the hardware or software that the Company uses will not be Year 2000 compliant, and the Company cannot predict with any certainty the costs the Company will incur to respond to any Year 2000 issues.

         Further, the business of many of the Company's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Company's customers in solving Year 2000 issues could negatively affect these customers' ability to repay any loans which the Company may have extended. Therefore, even if the Company does not incur significant direct costs in connection with responding to the Year 2000 issue, there is a risk that the failure or delay of the Company's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process could have a material adverse effect on the Company's business, financial condition, or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

                                  THE OFFERING

GENERAL

         The Company is offering for sale a minimum of 340,000 shares and a maximum of 533,333 shares of its Common Stock at a price of $15.00 per share to raise gross proceeds of between $5,100,000 and $7,999,995 for the Company. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares and the maximum purchase for any investor (other than organizers of the Laurel Bank) is 6,667 shares (approximately $100,000) unless the Company, in its sole discretion, elects to accept a subscription for a lesser or greater number of shares.

         The organizers of the Laurel Bank (together with members of their families) intend to purchase an aggregate of at least 166,667 shares of the Common Stock to be sold in this offering (approximately $2.5 million), and existing directors and executive officers of the Company may also purchase shares in the offering. These persons may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow. Any shares purchased by the organizers of the Laurel Bank or directors and executive officers of the Company in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. See "Description of Securities -- Shares Eligible for Future Sale." Because purchases by these persons may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that such a person's investment decision is shared by unaffiliated investors.

         Subscriptions to purchase shares will be received until 6:00 p.m., Hattiesburg, Mississippi time, on December 31, 1998, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond May 31, 1999. The date the offering terminates is referred to in this prospectus as the "Expiration Date." Any extension of the offering period will not alter the binding nature of subscriptions already accepted by the Company. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and will make the periodic reports it files pursuant to these requirements available to subscribers who request a copy. In addition, the Company intends to provide quarterly communications to all subscribers which will include information concerning any extensions of the offering. The Company will not be required to provide notice of an extension of the offering period prior to the extension. Extension of the Expiration Date might cause an increase in the expenses and in the expenses incurred with this offering.

         Following acceptance by the Company, subscriptions will be binding on and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (for additional information on this matter, please refer to the section "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject any subscription, or a portion of any subscription, in its sole discretion. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, either of the Banks, and the Company's desire to sell approximately 62% of the shares in the offering to residents of Jones County and approximately 38% to existing customers of the Hattiesburg Bank and shareholders of the Company. If the Company rejects any subscription, or accepts a subscription but in its discretion subsequently elects to cancel all or part of that subscription, the Company will refund promptly the amount remitted that corresponds to $15.00 multiplied by the number of shares as to which the subscription is rejected or canceled. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

         Subscription proceeds accepted by the Company for the initial 340,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Hattiesburg Bank until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to the Company, unless on or before the Expiration Date:

     (a) the Company has accepted subscriptions and payment in full for a minimum of 340,000 shares (which will result in gross offering proceeds in excess of $5 million);

     (b) the Company has obtained approval from the Federal Reserve Board to acquire the stock of the Laurel Bank;

     (c) the Laurel Bank has received preliminary approval of its application for a charter from the OCC; and

     (d) the Laurel Bank has received preliminary approval of its application for deposit insurance from the FDIC.

     Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company.

     If the above conditions are not satisfied by the Expiration Date or the offering is otherwise earlier terminated:

     (a) accepted subscription agreements will be of no further force or effect and subscribers in the offering will not be shareholders of the Company;

     (b) the funds held in the escrow account will not be subject to the claims of any creditor of the Company or available to defray the expenses of this offering; and

     (c) the full amount of all subscription funds will be returned promptly to subscribers, without interest. The Company will retain any interest earned on subscriptions to repay the expenses incurred by the Company in organizing the Laurel Bank.

         Subscription funds held in escrow will be invested in short-term United States Treasury securities or such other investments as the Company may determine. The Company does not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

DETERMINATION OF THE OFFERING PRICE

         The Company determined the offering price of the Common Stock based on a number of factors, including the Company's assessment of the value of the Common Stock based on the financial and operating history and trends of the Company, the experience of its management, the position of the Company in its industry, and the Company's prospects and financial results. The Company also considered the price of recent trades in the Common Stock of which management is aware. However, no established trading market has developed and trading in the Common Stock is limited and sporadic. The Company issued 721,848 shares (100%) of its currently issued and outstanding Common Stock in its initial public offering, which closed on August 27, 1996. The price per share in the initial public offering was $10.00. The Company is not aware of all prices at which the Common Stock has been traded since the initial offering. Based on information available to the Company from a limited number of sellers and purchasers of Common Stock, the Company is aware of several transactions between August 27, 1996 and December 31, 1996, all of which were at $10.00 per share, and the Company believes transactions in the Common Stock ranged from $10.00 to $12.00 during 1997 and from $12.00 to $17.50 from January 1, 1998 through June 30, 1998. There is a risk that investors in this offering will not be able to resell their shares of Common Stock at a price equal to or greater than $15.00 per share, particularly since the Company does not expect that an active market will develop for the shares in the short term following the offering. See "Risk Factors -- Lack of Established Trading Market and Possible Volatility of Stock Price and Quarterly Earnings."

MINIMUM AND MAXIMUM PURCHASES

         The minimum purchase for any person is 100 shares ($1,500), unless the Company, in its sole discretion, waives this requirement in a particular case and agrees to accept a subscription for a lesser number of shares. The maximum purchase for any person or household (other than organizers of the Laurel Bank) is 6,667 shares (approximately $100,000), unless the Company, in its sole discretion, waives this requirement in a particular case and agrees to accept a subscription for a larger number of shares.

METHOD OF DISTRIBUTION

         The Common Stock is being offered and sold through the efforts of the directors and executive officers of the Company. Their activities in connection with this offering will be in addition to their other duties, and they will not receive any additional compensation, commission, or other remuneration for such activities.

HOW TO SUBSCRIBE

         Each prospective investor who desires to purchase shares of Common Stock should:

         1. Complete, date, and execute the Subscription Agreement which has been delivered with this Prospectus;

         2. Make a check, bank draft, or money order payable to The First Bancshares, Inc., in the amount of $15.00 times the number of shares subscribed for; and

         3. Deliver the completed Subscription Agreement and check to the Company at either of the following addresses:

                  David E. Johnson                            William M. Renovich, Jr.
                  President and Chief Executive Officer       Vice President, proposed CEO of the Laurel Bank
                  The First Bancshares, Inc.                  The First Bancshares, Inc.
                  P.O. Box 15549                              523 Commerce Street, 2nd Floor
                  Hattiesburg, Mississippi 39404-5549         Laurel, Mississippi 39440

         If you have any questions about the offering or how to subscribe, please call Mr. Johnson at (601) 268-8998 or Mr. Renovich at (601) 426-6003. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered.


                                USE OF PROCEEDS

         The Company estimates that the net proceeds it will receive from the sale of the Common Stock in this offering will be between approximately $5.0 million (based on the minimum offering of 340,000 shares) and $8.0 million (based on the maximum offering of 533,333 shares). Upon receipt of final regulatory approvals associated with the organization of the Laurel Bank as a wholly-owned subsidiary of the Company, the Company intends to use approximately $5.0 million of the net proceeds to purchase all of the capital stock of the Laurel Bank.

         The organizers of the Laurel Bank have entered into an option agreement to purchase for $675,000 an 8.77 acre site on which the Laurel Bank intends to build its permanent facility. The organizers will assign this option to the Company, and the Company will purchase this site using existing funds or the proceeds of this offering. Upon the incorporation and capitalization of the Laurel Bank, the Company will sell approximately 2.0 acres of this site to the Laurel Bank for an amount equal to the Company's pro rata cost of purchasing and developing this site, taking into account site preparation and improvements. The Company does not anticipate that this price will exceed $275,000. The Company intends to sell the remaining 6.77 acres to third parties after the offering.

         Any remaining balance of the net proceeds from the offering will be available for general corporate purposes, including the funding of internal growth of earning assets at the Hattiesburg Bank and, when it opens, the Laurel Bank. Management will have significant discretion regarding how and when the balance of such proceeds will be applied toward the expansion of the Company's business. Pending application of such proceeds, the Company expects that the balance of the net proceeds from this offering will be deposited with the Hattiesburg Bank and, when it opens, the Laurel Bank.

         Of the $5.0 million received by the Laurel Bank from the sale of its common stock to the Company, the Laurel Bank will use approximately $220,000 to reimburse the organizers of the Laurel Bank for organizational and pre-opening expenses, $250,000 to purchase equipment and furnishings, $275,000 for land costs and site preparation associated with the acquisition of the Laurel Bank property, and $1.2 million for the construction of a main office building for the Laurel Bank. The Laurel Bank will also use approximately $100,000 to outfit and lease temporary office facilities, which will be used until the Laurel Bank's permanent facility is completed.

         The balance of the proceeds received by the Laurel Bank will be commingled with funds obtained by the Laurel Bank from other sources, principally expected to be customer deposits, and will be employed in banking operations, including making loans to customers, making investments, and, until operations begin to generate income, payment of current operating expenses (including management salaries). The amount and manner in which these funds will be used will be subject to the discretion of the management of the Laurel Bank based upon current market conditions and, therefore, cannot currently be definitively quantified.

                            MARKET FOR COMMON STOCK

         Prior to this offering, there has been no established or liquid market for the Common Stock. Although the Company has filed a registration statement with the SEC to register the issuance of the Common Stock in the offering under the Securities Act of 1933 and intends to make arrangements with one or more market makers to trade the Common Stock on the OTC Bulletin Board, the Company does not anticipate that a market for the Common Stock will exist or develop in the near term following the offering, and there is a risk that no market will develop for the Common Stock at all. The development of a public trading market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company or any market maker.

         The Company intends to list the Common Stock on The Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, or another securities exchange as soon as it meets the requirements to do so, but the Company does not expect to meet these listing requirements for at least two years following the offering. The decisions whether and where to apply for listing have not yet been made and remain in the discretion of the Company. There is no assurance that the Company will apply for or be accepted for listing within any particular period of time, if at all. See "Risk Factors -- Lack of Established Trading Market and Possible Volatility of Stock Price and Quarterly Earnings."

         There is currently no established public trading market in the Common Stock, and trading and quotations of the Common Stock have been limited and sporadic. The Company issued 721,848 shares (100%) of its currently issued and outstanding Common Stock in its initial public offering, which closed on August 27, 1996. The price per share in the initial public offering was $10.00. The Company is not aware of all prices at which the Common Stock has been traded since the initial offering. Based on information available to the Company from a limited number of sellers and purchasers of Common Stock, the Company is aware of several transactions between August 27, 1996 and December 31, 1996, all of which were at $10.00 per share, and the Company believes transactions in the Common Stock ranged from $10.00 to $12.00 during 1997 and from $12.00 to $17.50 from January 1, 1998 through June 30, 1998.

         As of the date of this Prospectus, there were 721,848 shares of Common Stock outstanding held by 713 shareholders of record.

                                DIVIDEND POLICY

         The Company has not declared or distributed any cash dividends to its shareholders since its organization in 1995, and the Company does not anticipate paying any cash dividends in the near future because it intends to retain its earnings to provide funds to operate and expand the business of the Company. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. The Company's ability to distribute cash dividends will depend entirely upon the Banks' abilities to distribute dividends to the Company. As national banks, the Banks will be subject to legal limitations on the amount of dividends they are permitted to pay. For example, the Banks may only pay dividends out of their net profits then on hand, after deducting expenses, including losses and bad debts. See "Supervision and Regulation -- Dividends."

                                    DILUTION

         At June 30, 1998, the Company had a net tangible book value of approximately $6.3 million, or $8.78 per share. Net tangible book value per share represents the amount of the Company's shareholders' equity, less intangible assets, divided by the number of shares of Common Stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. The following table illustrates the per share dilution to new investors based on the minimum offering of 340,000 shares and the maximum offering of 533,333 shares, after (a) giving effect to the sale by the Company of such shares of Common Stock in this offering, (b) deducting estimated offering expenses, and (c) giving effect to the application of the estimated net proceeds as set forth under "Use of Proceeds":

                                                                              MINIMUM             MAXIMUM
                                                                              OFFERING            OFFERING
                                                                           ----------------   -----------------
Initial public offering price per share................................              $15.00              $15.00
      Net tangible book value per share at June 30, 1998...............    $8.78              $8.78
      Increase per share attributable to new investors.................     1.89               2.55
                                                                           -----              -----
                                                                                      10.67               11.33
                                                                                     ------              ------
Pro forma net tangible book value per share after the offering.........
                                                                                     $ 4.33              $ 3.67
                                                                                     ======              ======
Dilution per share to new investors....................................

         The following tables set forth on a pro forma basis, as of June 30, 1998, (a) the number of shares of Common Stock purchased from the Company prior to the offering and the number of shares purchased in the offering, and (b) the total consideration and average price per share paid to the Company with respect to Common Stock held by the existing shareholders of the Company and to be paid by new investors in the offering.

         Based on the maximum offering:

                                                            SHARES PURCHASED         TOTAL CONSIDERATION
                                                         ---------------------     -----------------------     AVERAGE PRICE
                                                           NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                         ---------     -------     ------------    -------       ---------
Existing shareholders..............................        721,848        57.5%    $  7,218,480       47.4%        $10.00
New investors......................................        533,333        42.5        7,999,995       52.6          15.00
                                                         ---------     -------     ------------    -------
     Total.........................................      1,255,181       100.0%    $ 15,218,475      100.0%
                                                         =========     =======     ============    =======

         Based on the minimum offering:

                                                            SHARES PURCHASED         TOTAL CONSIDERATION
                                                         ---------------------     -----------------------     AVERAGE PRICE
                                                           NUMBER      PERCENT       AMOUNT        PERCENT       PER SHARE
                                                         ---------     -------     ------------    -------       ---------
Existing shareholders..............................        721,848        68.0%    $  7,218,480       58.6%        $10.00
New investors......................................        340,000        32.0        5,100,000       41.4          15.00
                                                         ---------     -------     ------------    -------
     Total.........................................      1,061,848       100.0%    $ 12,318,480      100.0%
                                                         =========     =======     ============    =======

         The foregoing tables assume no exercise of outstanding stock options. As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 72,185 shares of Common Stock at an exercise price of $10.00 per share. To the extent outstanding options are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company at June 30, 1998, and as adjusted to reflect the sale of a minimum of 340,000 and a maximum of 533,333 shares of Common Stock in this offering at an initial public offering price of $15.00 per share and the application of the net proceeds therefrom as set forth under "Use of Proceeds."


                                                                                                          JUNE 30, 1998
                                                                                                  --------------------------------
                                                                                                   AS ADJUSTED,       AS ADJUSTED,
                                                                                                     MINIMUM            MAXIMUM
                                                                                     ACTUAL          OFFERING           OFERING
                                                                                    --------      -------------       ------------
                                                                                                         (IN THOUSANDS)
SHAREHOLDERS' EQUITY:
         Preferred stock, par value $1.00 per share,
             10,000,000 shares authorized, no shares issued or outstanding .....          --                 --             --
         Common stock, par value $1.00 per share; 10,000,000
             shares authorized, 721,848 shares issued and
             outstanding - actual; 1,061,848 shares issued and
             outstanding - as adjusted for the minimum offering;
             1,255,181 shares issued and outstanding - as adjusted
             for the maximum offering (1).......................................     $   722              1,062          1,255
         Additional paid-in capital.............................................       6,451             11,111         13,818
         Accumulated deficit....................................................        (804)              (804)          (804)
         Unrealized gain on securities available for sale.......................           8                  8              8
                                                                                     -------      -------------        -------
         Total shareholders' equity.............................................     $ 6,377      $      11,377        $14,277
                                                                                     =======      =============        =======


-----------------

(1) Excludes 72,185 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1998, at an exercise price of $10.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial data for each of the years ended December 31, 1997 and 1996 and the six months ended June 30, 1998 and 1997 is derived from, and is qualified in its entirety by, the consolidated financial statements, including the accompanying notes, of the Company included elsewhere in the Prospectus. The financial statements for the years ended December 31, 1997 and 1996 were audited by T.E. Lott & Co., independent auditors. The selected consolidated financial data as of and for the six months ended June 30, 1998 and 1997 has not been audited but, in the opinion of management, contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods in accordance with generally accepted accounting principles. The financial data for the year ended December 31, 1996 reflects approximately five months of operations and seven months of organizational and pre-opening activities, as the Hattiesburg Bank opened for business on August 5, 1996. The selected financial data should be read in conjunction with the consolidated financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                                   SIX MONTHS ENDED                   YEARS ENDED
                                                       JUNE 30,                       DECEMBER 31,
                                                 ---------------------           -----------------------
                                                  1998          1997               1997           1996
                                                  ----          ----               ----           ----
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
   Interest income..........................     $ 1,376      $    560           $  1,523       $    449
   Interest expense.........................         664           225                641             79
                                                 -------      --------           --------       --------
   Net interest income......................         712           335                882            370
   Provision for loan losses................          71            84                156             37
                                                 -------      --------           --------       --------
   Net interest income after provision for           641           251                725            333
     loan losses............................
   Noninterest income.......................          94            45                216              4
   Noninterest expense......................         722           550              1,203            693
                                                 -------      --------           --------       --------
   Net income (loss)........................     $    13      $   (254)          $   (262)      $   (356)
                                                 =======      ========           ========       ========
BALANCE SHEET DATA:
   Total assets.............................     $36,539      $ 21,114           $ 27,527       $ 14,177
   Earning assets...........................      32,610        17,575             23,661         10,854
   Investment securities (1)................       6,390         5,469              4,304          4,216
   Loans (2)................................      23,345        11,151             17,487          4,327
   Allowance for loan losses................         264           122                194             37
   Deposits.................................      30,011        14,632             21,058          7,507
   Shareholders' equity.....................       6,377         6,373              6,368          6,621
SHARE DATA:
   Basic net income (loss) per                   $  0.02      $  (0.35)          $  (0.36)      $  (0.58)
     share (3)..............................
   Diluted net income (loss) per                    0.02         (0.35)             (0.36)         (0.58)
     share (4)..............................
   Book value per share (period                     8.83          8.81               8.82           9.17
     end) (5)...............................
   Tangible book value per share (period            8.78          8.76               8.75           9.08
     end)(5)................................
   Weighted average shares outstanding           721,848       721,848            721,848        721,848
PERFORMANCE RATIOS:
   Return on average assets.................        0.07%        (2.88)%            (1.16)%        (3.91)%
   Return on average equity.................        0.38         (3.91)             (4.09)         (5.59)
   Interest rate spread.....................        4.13          3.01               3.41           1.38
   Net interest margin (6)..................        5.03          4.78               4.63           4.76
   Efficiency (7)...........................       89.58        144.74             109.56         185.29
ASSET QUALITY RATIOS:
   Allowance for loan losses to period end          1.13%         1.09%              1.10%          0.86%
     loans (2)..............................
   Net charge-offs to average loans                   --            --                 --             --
   Nonperforming assets to period end                 --            --                 --             --
     loans and foreclosed property (2)(8)...
   Nonperforming assets to period end total           --            --                 --             --
     assets (8).............................
CAPITAL AND LIQUIDITY RATIOS (9):
   Average equity to average assets.........       19.35%        36.82%             23.35%         55.46%
   Leverage (4.00% required minimum)........       13.21         21.86              23.24          34.48
   Risk-based capital
     Tier 1.................................       19.44         26.05              23.63          69.12
     Total..................................       20.50         25.38              24.54          69.78
   Average loans to average deposits........       81.31         69.91              79.24          40.29


--------------------
(1) Securities held to maturity are stated at amortized cost, and securities available for sale are stated at fair market value.
(2) Loans are stated net of unearned income, before allowance for loan losses.
(3) Basic net income per share is computed using the weighted average number of shares of common stock for the period.
(4) Diluted net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and dilutive common stock equivalents from stock options (using the treasury stock method).
(5) Excludes the effect of any outstanding stock options.
(6) Net interest income divided by average earning assets.
(7) Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.
(8) The Company did not have any nonperforming assets during the periods indicated.
(9) Capital and liquidity ratios are for the Hattiesburg Bank, not the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company was incorporated on June 23, 1995 to serve as a holding company for the Hattiesburg Bank. The Hattiesburg Bank began operations on August 5, 1996 from its main office in the Oak Grove community, which is on the outskirts of Hattiesburg, Mississippi, and in November 1996 opened a branch office in Purvis, Mississippi. The Hattiesburg Bank plans to open an additional branch office on Lincoln Road in Hattiesburg in the fourth quarter of 1998. In June 1998, the Company entered into a bank development agreement with the organizers of the Laurel Bank, a proposed de novo community bank in Laurel, Mississippi. The Company anticipates that the Laurel Bank will open in early 1999. The Company engages in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small- to medium-sized businesses, professional concerns, and individuals.

         The Company's primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, the Company also maintains a portion of the Banks' deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as "Federal Funds sold") to correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company's loans and deposits, as well as the profit margin ("interest spread") and fee income which can be generated on these amounts.

         The Company has grown from approximately $14.2 million in total assets, $4.3 million in loans, $7.5 million in deposits, and $6.6 million in shareholders' equity at December 31, 1996 to approximately $36.5 million in total assets, $23.3 million in loans, $30.0 million in deposits, and $6.4 million in shareholders' equity at June 30, 1998. The Company enjoyed its first quarterly profit in the third quarter of 1997 and has earned a profit in each quarter of 1998. Comparisons of the Company's results for all of the periods presented should be made with an understanding of the Company's short history. The following discussion should be read in conjunction with the preceding "Selected Consolidated Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus.

         The following table demonstrates the Company's growth during each calendar quarter from August 5, 1996 (when the Hattiesburg Bank opened for business) through June 30, 1998.


                                                SUMMARY QUARTERLY FINANCIAL DATA
                                          (Dollars in thousands, except per share data)
                                         1998                              1997                              1996
                                  ------------------     -----------------------------------------    -------------------
                                  SECOND      FIRST      FOURTH      THIRD      SECOND      FIRST     FOURTH       THIRD
                                  QUARTER    QUARTER     QUARTER    QUARTER    QUARTER     QUARTER    QUARTER     QUARTER
                                  -------    -------     -------    -------    -------     -------    -------     -------
STATEMENT OF OPERATIONS DATA:
   Net interest income..........  $   364    $   348     $   297    $   250    $   190     $   145    $   116     $   156
   Provision for loan losses....       28         43          35         38         38          46         31           6
   Noninterest income...........       54         40          36        135         28          17         --           4
   Noninterest expense..........      378        344         333        320        288         262        263         365
   Net income (loss)............       12          1         (35)        27       (111)       (143)      (163)       (201)
   Net income (loss) per share..     0.02       0.01       (0.05)      0.04      (0.15)      (0.20)     (0.27)      (0.28)
SELECTED PERIOD-END BALANCES:
   Total assets.................  $36,539    $34,276     $27,527    $24,303    $21,114     $17,173    $14,177     $10,208
   Earning assets...............   32,610     29,704      23,661     20,389     17,575      14,654     10,854       8,273
   Investment securities........    6,390      5,286       4,304      4,319      5,469       4,126      4,216       1,997
   Loans........................   23,345     21,968      17,487     14,510     11,151       7,619      4,327       1,446
   Deposits.....................   30,011     27,771      21,058     17,740     14,632      10,640      7,507       3,385

                             RESULTS OF OPERATIONS

NET INCOME

         The Company's net income for the six months ended June 30, 1998 was $13,000, or $0.02 per share, as compared to a net loss of $(254,000), or $(0.35) per share, for the six months ended June 30, 1997. The Company's net income for the three months ended June 30, 1998 was $12,000 or $0.02 per share, as compared to a net loss of $(110,000), or $(0.15) per share, for the three months ended June 30, 1997. Average earning assets increased to $28.3 million for the six months ended June 30, 1998, as compared to $14.0 million for the comparable period of 1997. The increase in average earning assets resulted in an increase in net interest income of $377,000, or 112.5%, to $712,000 for the six months ended June 30, 1998 as compared to $335,000 for the six months ended June 30, 1997. In addition, noninterest income increased 108.9%, to $94,000, for the six months ended June 30, 1998 as compared to $45,000 for the comparable period of 1997, while noninterest expense increased 31.3%, to $722,000, for the six months ended June 30, 1998 as compared to $550,000 for the six months ended June 30, 1997. In addition, noninterest income increased to $54,000 for the three months ended June 30, 1998 as compared to $28,000 for the comparable period of 1997, while noninterest expense increased to $378,000 for the three months ended June 30, 1998 as compared to $290,000 for the three months ended June 30, 1997.

         During the year ended December 31, 1997, a $212,000, or 5,300.0%, increase in noninterest income to $216,000 in 1997 as compared to $4,000 in 1996 significantly contributed to the improvement in net income. The substantial increase in noninterest income resulted from increased account charges in 1997, as the Company offered free checking and other lower account charges as promotional activities during the first several months of operations of the Hattiesburg Bank in 1996. In addition, noninterest income in 1997 included a one-time gain on the sale of land of $112,000. Increases in noninterest income also resulted from increased deposit and related account charges associated with an increase in deposit balances of $13.6 million from year-end 1996 to year-end 1997. The increases in net interest income and noninterest income were partially offset by a $510,000 increase in noninterest expense. The increases in expenses primarily resulted from increases in staff during this period, as well as higher marketing and advertising expenses during the Hattiesburg Bank's first full year of operations.

NET INTEREST INCOME

         The largest component of net income for the Company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

         Net interest income was $712,000 for the six months ended June 30, 1998 as compared to $335,000 for the six months ended June 30, 1997. This 112.5% increase reflected the substantial growth of the Company's loan portfolio between these periods, which resulted in substantial improvements in the Company's net interest spread and net interest margin. Net interest income was $364,000 for the three months ended June 30, 1998 as compared to $190,000 for the three months ended June 30, 1997. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 4.13% for the six months ended June 30, 1998 as compared to 3.01% for the six months ended June 30, 1997. Net interest margin (which is net interest income divided by average interest-earning assets) increased to 5.03% for the six months ended June 30, 1998 as compared to 4.78% for the six months ended June 30, 1997. These increases reflect the fact that loans comprised 75.7% of average earning assets during the first six months of 1998 as compared to only 53.7% during the same period of 1997. Loans typically provide a higher yield than the other types of earning assets and thus one of the Company's goals is to continue to grow the loan portfolio as a percentage of total earning assets.

         Net interest income totaled $882,000 in 1997 and $370,000 in 1996. Net interest spread was 3.41% in 1997 as compared to 1.38% in 1996. The Company's net interest margin also decreased to 4.63% in 1997 as compared to 4.76% in 1996. The Hattiesburg Bank began operations in August 1996, and funds raised from the initial stock offering were invested in interest-bearing assets without any off-setting deposit costs.

         Average Balances, Income and Expenses, and Rates. The following tables depict, for the periods indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.


               AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES


                                                                                   YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                           1997                       1996
                                                                 -------------------------  -----------------------------
                                                                 AVERAGE   INCOME/  YIELD/   AVERAGE   INCOME/   YIELD/
                                                                 BALANCE   EXPENSE   RATE    BALANCE   EXPENSE  RATE (2)
                                                                 -------   -------  ------  --------   -------  -------
                                                                                 (DOLLARS IN THOUSANDS)
ASSETS
Earning Assets
   Loans (1) .........................................           $ 12,692   $1,142    9.00%   $ 1,432   $   80    9.49%
   Securities.........................................              4,720      290    6.14      1,568       61    5.63
   Federal funds sold.................................              1,653       91    5.51      2,285      125    5.47
   Short-term investments, pre-opening................                 --       --      --      2,486      183    4.85
                                                                 --------   ------            -------   ------
     Total earning assets.............................             19,065    1,523    7.99      7,771      449    6.85
                                                                 --------   ------            -------   ------

   Cash and due from banks............................                753                         313
   Premises and equipment.............................              1,956                         796
   Other assets.......................................                893                         231
   Allowance for loan losses..........................               (136)                         --
                                                                 --------                     -------
     Total assets.....................................           $ 22,531                     $ 9,111
                                                                 ========                     =======

LIABILITIES
   Interest-bearing liabilities.......................           $ 13,987   $  641    4.58%   $ 2,402   $   79    5.47%
   Demand deposits (1)................................              2,030                         313
   Other liabilities..................................                111                          25
   Shareholders' equity...............................              6,403                       6,371
                                                                 --------                     -------
     Total liabilities and shareholders' equity.......           $ 22,531                     $ 9,111
                                                                 ========                     =======
   Net interest spread................................                                3.41%                       1.38%
   Net interest income/margin.........................                      $  882    4.63%             $  370    4.76%
                                                                            ======                      ======

--------------------
(1) All loans and deposits were made to borrowers in the United States. The Company had no nonaccrual loans during the periods presented.
(2) Annualized.

               AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES


                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                  -----------------------------------------------------------
                                                                              1998                        1997
                                                                  -----------------------------------------------------------
                                                                    AVERAGE   INCOME/    YIELD/   AVERAGE  INCOME/    YIELD/
                                                                    BALANCE   EXPENSE   RATE (2)  BALANCE  EXPENSE   RATE (2)
                                                                    -------   -------   --------  -------  -------   --------
                                                                                       (DOLLARS IN THOUSANDS)

ASSETS
Earning Assets
   Loans (1) ...........................................            $ 21,403   $1,171   10.94%   $ 7,517   $  367    9.76%
   Securities...........................................               5,863      171    5.83      4,666      144    6.17
   Federal funds sold...................................               1,027       34    6.62      1,825       49    5.37
                                                                    --------   ------            -------   ------
     Total earning assets...............................              28,293    1,376    9.73     14,008      560    8.00
                                                                    --------   ------            -------   ------

   Cash and due from banks..............................                 721                         448
   Premises and equipment...............................               2,094                       1,813
   Other assets.........................................               2,060                       1,462
   Allowance for loan losses............................                (228)                        (80)
                                                                    --------                     -------
     Total assets.......................................            $ 32,940                     $17,651
                                                                    ========                     =======

LIABILITIES
   Interest-bearing liabilities.........................            $ 23,725   $  664    5.60%   $ 9,009   $  225    4.99%
   Demand deposits (1)..................................               2,716                       1,617
   Other liabilities....................................                 126                         528
   Shareholders' equity.................................               6,373                       6,497
                                                                    --------                     -------
     Total liabilities and shareholders' equity.........            $ 32,940                     $17,651
                                                                    ========                     =======

   Net interest spread..................................                                 4.13%                       3.01%
   Net interest income/margin...........................                       $  712    5.03%             $  335    4.78%
                                                                               ======                      ======

--------------------
(1) All loans and deposits were made to borrowers in the United States. The Company had no nonaccrual loans during the periods presented.
(2) Annualized.

         Analysis of Changes in Net Interest Income. The following table presents the dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.



                   ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                       SIX MONTHS ENDED
                                                           JUNE 30,                  YEARS ENDED DECEMBER 31,
                                                 -----------------------------   ------------------------------
                                                        1998 VERSUS 1997                1997 VERSUS 1996
                                                  INCREASE (DECREASE) DUE TO      INCREASE (DECREASE) DUE TO
                                                 -----------------------------   ------------------------------
                                                  VOLUME     RATE      NET         VOLUME     RATE      NET
                                                  ------     ----      ---         ------     ----      ---
                                                                    (DOLLARS IN THOUSANDS)
EARNING ASSETS
   Loans......................................   $   754   $    50   $   804      $ 1,067  $    (6)  $ 1,061
   Securities.................................        35        (8)       27          219       10       229
   Federal funds sold and securities
      purchased under agreements to resell....       (30)       15       (15)         (35)       1       (34)
   Other short-term investments...............        --        --        --          (92)     (90)     (182)
                                                 -------   -------   -------      -------  -------   -------
      Total interest income...................       759        57       816        1,159      (85)    1,074
                                                 -------   -------   -------      -------  -------   -------

INTEREST-BEARING LIABILITIES
   Interest-bearing transaction accounts......        23        (2)       21           58        2        60
   Money market accounts......................       (23)       18        (5)         123       --       123
   Savings deposits...........................         3        --         3            2       --         2
   Time deposits..............................       347        73       420          398      (21)      377
                                                 -------   -------   -------      -------  -------   -------
      Total interest expense..................       350        89       439          581      (19)      562
                                                 -------   -------   -------      -------  -------   -------

   Net interest income........................   $   409   $   (32)  $   377      $   578  $   (66)  $   512
                                                 =======   ========  =======      =======  =======   =======

         Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

         The following tables illustrate the Company's interest rate sensitivity and cumulative gap position at December 31, 1997 and June 30, 1998.

                                                                            DECEMBER 31, 1997
                                                 --------------------------------------------------------------
                                                             AFTER THREE
                                                  WITHIN       THROUGH       WITHIN    GREATER THAN
                                                  THREE        TWELVE         ONE       ONE YEAR OR
                                                  MONTHS       MONTHS         YEAR     NONSENSITIVE     TOTAL
                                                  ------       ------         ----     ------------     -----
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
   Earnings Assets
      Loans..................................    $   6,687    $   3,636    $  10,323     $   7,164    $  17,487
      Securities.............................        1,007        1,776        2,783         1,521        4,304
      Funds sold.............................        1,870           --        1,870            --        1,870
                                                 ---------    ---------    ---------     ---------    ---------
        Total earning assets.................        9,564        5,412       14,976         8,685       23,661
                                                 ---------    ---------    ---------     ---------    ---------

LIABILITIES
   Interest-bearing liabilities
   Interest-bearing deposits
      NOW accounts (1).......................           --        2,370        2,370            --        2,370
      Money market accounts..................        4,296           --        4,296            --        4,296
      Savings deposits (1) ..................           --          200          200            --          200
      Time deposits..........................        1,464        5,423        6,887         4,826       11,713
                                                 ---------    ---------    ---------     ---------    ---------
         Total interest-bearing deposits.....        5,760        7,993       13,753         4,826       18,579
                                                 ---------    ---------    ---------     ---------    ---------
   Interest-sensitivity gap per period.......    $   3,804    $  (2,581)   $   1,223     $   3,859    $   5,082
                                                 =========    =========    =========     =========    =========

   Cumulative gap at December 31, 1997.......    $   3,804    $   1,223    $   1,223     $   5,082    $   5,082
                                                 =========    =========    =========     =========    =========

   Ratio of cumulative gap to total
    earning assets at December 31, 1997......        16.08%        5.17%        5.17%        21.47%




                                                                                       JUNE 30, 1998
                                                               --------------------------------------------------------------
                                                                           AFTER THREE
                                                                 WITHIN      THROUGH       WITHIN    GREATER THAN
                                                                 THREE       TWELVE         ONE       ONE YEAR OR
                                                                 MONTHS      MONTHS         YEAR     NONSENSITIVE     TOTAL
                                                                 ------      ------         ----     ------------     -----
                                                                                   (DOLLARS IN THOUSANDS)
ASSETS
   Earnings Assets
      Loans........................................            $   9,493    $   3,624    $  13,117     $  10,228    $  23,345
      Securities...................................                  897        1,488        2,385         4,005        6,390
      Funds sold...................................                2,875           --        2,875            --        2,875
                                                               ---------    ---------    ---------     ---------    ---------
        Total earning assets.......................               13,265        5,112       18,377        14,233       32,610
                                                               ---------    ---------    ---------     ---------    ---------

LIABILITIES
   Interest-bearing liabilities
   Interest-bearing deposits
      NOW accounts (1).............................                   --        2,680        2,680            --        2,680
      Money market accounts........................                5,498           --        5,498            --        5,498
      Savings deposits (1) ........................                   --          306          306            --          306
      Time deposits................................                3,102        6,712        9,814         8,725       18,539
                                                               ---------    ---------    ---------     ---------    ---------
         Total interest-bearing deposits...........                8,600        9,698       18,298         8,725       27,023
                                                               ---------    ---------    ---------     ---------    ---------
   Interest-sensitivity gap per period.............            $   4,665    $  (4,586)   $      79     $   5,508    $   5,587
                                                               =========    =========    =========     =========    =========

   Cumulatiave gap at June 30, 1998................            $   4,665    $      79    $      79     $   5,587    $   5,587
                                                               =========    =========    =========     =========    =========

   Ratio of cumulative gap to total
      earning assets at June 30, 1998..............                14.31%        0.24%        0.24%        17.13%




------------------
(1) NOW and savings accounts are subject to immediate withdrawal and repricing. These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source. Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.

         The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is asset sensitive over the three month and greater-than-one-year time frames. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position would not be as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate, particularly given the Company's short operating history and rapid growth. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

         Additions to the allowance for loan losses, which are expended as the provision for loan losses on the Company's statement of operations, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Currently, the allowance for loan losses is evaluated on an overall portfolio basis. Management intends to begin allocating the allowance to loan categories once the loan portfolio becomes large and diversified enough to support such an allocation system. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

         At June 30, 1998 the allowance for loan losses amounted to $264,000, or 1.13% of outstanding loans. At December 31, 1997 and 1996, the allowance for loan losses amounted to $193,000 and $37,000, respectively. The allowance represented 1.10% and 0.86% of outstanding loans at December 31, 1997 and 1996, respectively. The Company's provision for loan losses was $71,000 and $85,000 for the six months ended June 30, 1998 and 1997, respectively, and was $156,000 and $37,000 for the years ended December 31, 1997 and 1996, respectively. The provision for loan losses was $28,000 and $38,000 for the three months ended June 30, 1998 and 1997, respectively. In each case, the provision was made based on management's assessment of general loan loss risk and asset quality.

         The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had no nonaccrual, restructured, or other nonperforming loans at June 30, 1998 or at December 31, 1997 or 1996. At June 30, 1998 the Company had loans in the principal amount of $2,000 delinquent by more than 30 days, and no loans that were delinquent by more than 90 days. At December 31, 1997 and 1996, the Company did not have any loans that were delinquent by more than 30 days.

         A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At June 30, 1998 and December 31, 1997, the Company had $225,000 and $30,000, respectively, in potential problem loans.

                           ALLOWANCE FOR LOAN LOSSES

                                                          SIX MONTHS ENDED
                                                              JUNE 30,           YEARS ENDED DECEMBER 31,
                                                       ------------------------  -----------------------
                                                         1998        1997            1997        1996
                                                         ----        ----            ----        ----
                                                                    (DOLLARS IN THOUSANDS)

Average loans outstanding..........................    $ 21,403    $  7,517        $ 12,692    $  1,432
                                                       ========    ========        ========    ========
Loans outstanding at period end....................    $ 23,345    $ 11,151        $ 17,487    $  4,327
                                                       ========    ========        ========    ========
Total nonperforming loans..........................          --          --              --          --
                                                       ========    ========        ========    ========

Beginning balance of allowance.....................         193          37              37          --
Loans charged-off..................................          --          --              --          --
                                                       --------    --------        --------    --------
Total loans charged-off............................          --          --              --          --
                                                       --------    --------        --------    --------

Total recoveries...................................          --          --              --          --
                                                       --------    --------        --------    --------

Net loans charged-off..............................          --          --              --          --
                                                       --------    --------        --------    --------
Provision for loan losses..........................          71          85             156          37
                                                       --------    --------        --------    --------
Balance at period end..............................    $    264    $    122        $    194    $     37
                                                       ========    ========        ========    ========

Net charge-offs to average loans...................          --          --              --          --
Allowance as percent of total loans................        1.13%       1.09%           1.10%       0.86%
Nonperforming loans as a percentage of total loans.          --          --              --          --
Allowance as a percentage of nonperforming loans...          --          --              --          --

NONINTEREST INCOME AND EXPENSE

         Noninterest Income. The Company's primary source of noninterest income is service charges on deposit accounts. In addition, the Company originates mortgage loans, which are closed in the name of a third party, for which the Company receives a fee. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, and official check fees.

         Total noninterest income increased by $49,000, or 108.9%, to $94,000 during the first six months of 1998 as compared to $45,000 during the same period in 1997, reflecting increased activity fees related to increases in deposit and loan balances. Deposit service charges were $68,000 for the first six months of 1998 as compared to $6,000 for the first six months of 1997. Total noninterest income increased by $54,000 to $94,000 during the three months ended June 30, 1998 as compared to $45,000 during the same period in 1997. Deposit service charges were $39,000 for the three months ended June 30, 1998 as compared to $4,000 for the three months ended June 30, 1997.

         Noninterest income for the year ended December 31, 1997 was $216,000 as compared to $4,000 for 1996. The substantial increase in noninterest income resulted from increased account charges in 1997, as the Company offered free checking and other lower account charges as promotional activities during the first several months of operations of the Hattiesburg Bank in 1996. In addition, noninterest income in 1997 included a one-time gain on the sale of land of $112,000. This increase is also a result of the substantial growth in deposit account balances and the related deposit account fees. These fees amounted to $68,000 in 1997 as compared to $2,000 in 1996.

         Noninterest Expense. Total noninterest expense increased by $172,000, or 31.3%, to $722,000 during the first six months of 1998 as compared to $550,000 during the same period of 1997 as a result of the Company's continued growth. This increase includes a $78,000 increase in salary and benefits expense, as the Company employed additional full time employees, a $24,000 increase in occupancy expense, and a $16,000 increase in deposit and other insurance expense. Total noninterest expense increased by $54,000 to $722,000 during the three months ended June 30, 1998 as compared to $28,000 during the same period of 1997.

         Noninterest expense increased from $693,000 for the year ended December 31, 1996 to $1.2 million for the year ended December 31, 1997. The Company experienced increases in most expense categories, which reflects the growth of the Company during its first full year of operations. The largest increase was in salary and employee benefits, which increased by $426,000 in 1997 as compared to 1996. This increase included normal merit increases in salaries as well as the employment of additional employees in late 1996 and throughout 1997. Occupancy expense increased from $13,000 in 1996 as compared to $77,000 in 1997. This increase resulted from costs related to the move to permanent facilities of the office in January 1997. Equipment expense increased from $52,000 in 1996 as compared to $123,000 in 1997. This increase is primarily due to an increase in maintenance expense of banking equipment and to depreciation of newly acquired equipment. Other expenses, including data processing and marketing expenses, increased primarily as a result of the growth of the Company in 1997 as compared to 1996 and the resulting increased lending activities. In light of the intense competition in the financial services market in recent years, management emphasizes expense management and will continue to evaluate and monitor growth in discretionary expense categories in an attempt to control future increases.

         Pre-opening activities accounted for $224,000 of the noninterest expenses during 1996. These pre-opening activities included the preparation and filing of applications with various regulators and planning and organizing activities for the opening of the Hattiesburg Bank.

         The following table sets forth the primary components of noninterest expense for the periods indicated:

                              NONINTEREST EXPENSE

                                               SIX MONTHS
                                             ENDED JUNE 30,                YEARS ENDED DECEMBER 31,
                                      ------------------------------     ------------------------------
                                           1998            1997               1997            1996
                                           ----            ----               ----            ----
                                                               (IN THOUSANDS)

Salaries and employee benefits.....        $375            $297             $  632            $206
Occupancy..........................          49              25                 77              13
Equipment..........................          67              53                123              52
Marketing and public relations.....          16              21                 43              21
Data processing....................          11               8                 33              22
Supplies...........................          25              21                 40              29
Telephone..........................          13              10                 20              16
Correspondent services.............           8               1                 13               1
Deposit and other insurance........          19               3                 34               9
Professional fees..................          13              13                 36              19
Postage............................          12               9                 17               5
Other..............................         114              89                135              76
Pre-opening expense................          --              --                 --             224
                                           ----            ----             ------            ----
     Total.........................        $722            $550             $1,203            $693
                                           ====            ====             ======            ====

INCOME TAX EXPENSE

         The Company had a cumulative net operating loss carryforward for the six months ended June 30, 1998 and for the years ended December 31, 1997 and 1996, respectively. At June 30, 1998 and December 31, 1997, the cumulative net operating loss carryforward available was approximately $366,000. The Company's ability to realize a deferred tax benefit as a result of net operating losses will depend upon whether the Company has sufficient taxable income of an appropriate character in the carryforward periods. The Company recognizes deferred tax assets for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carryforwards. The Company then establishes a valuation allowance to reduce the deferred tax asset to the level that it is "more likely than not" that the tax benefit will be realized. The Company has fully offset the deferred tax assets resulting primarily from the provision for loan losses, the deferred pre-opening costs, and the operating loss carryforwards by a valuation allowance in the same amount.

                        ANALYSIS OF FINANCIAL CONDITION

EARNING ASSETS

         Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of the Company's goals is for loans to be the largest category of the Company's earning assets. At June 30, 1998, loans accounted for 72% of earning assets, as compared to 74% and 40% of earning assets at December 31, 1997 and 1996, respectively. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $12.7 million during 1997, as compared to $1.4 million in 1996, reflecting the substantial growth of the Company during the period.


         The following table shows the composition of the Hattiesburg Bank's loan portfolio by category:


                         COMPOSITION OF LOAN PORTFOLIO

                                       JUNE 30,                           DECEMBER 31,
                                 -------------------     --------------------------------------------
                                        1998                     1997                     1996
                                 -------------------     -----------------------   ------------------
                                            PERCENT                   PERCENT                PERCENT
                                  AMOUNT   OF TOTAL        AMOUNT     OF TOTAL      AMOUNT   OF TOTAL
                                 -------   --------       -------     ----------   -------   --------
                                                         (DOLLARS IN THOUSANDS)
Commercial, financial            $ 8,421     36.1%        $ 5,187     29.7%        $ 1,106     25.6%
   and agricultural..........
Real Estate:
   Mortgage-commercial.......      4,551     19.5           4,166     23.8           1,508     34.9
   Mortgage-residential......      4,142     17.7           3,698     21.1           1,205     27.8
   Construction..............      2,442     10.5           2,031     11.6              36      0.8
Consumer and other...........      3,789     16.2           2,405     13.8             472     10.9
                                 -------    -----         -------    -----         -------    -----
     Total loans.............    $23,345    100.0%        $17,487    100.0%        $ 4,327    100.0%
                                            =====                    =====                    =====
Allowance for loan losses....        264                      193                       37
                                 -------                  -------                  -------
     Total net loans.........    $23,081                  $17,294                  $ 4,290
                                 =======                  =======                  =======


         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company's market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Due to the short term the loan portfolio has existed, the current portfolio may not be indicative of the ongoing portfolio mix. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

         The repayment of loans in the loan portfolio as they mature is a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1997.

      LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                             DECEMBER 31, 1997
                                                     --------------------------------------------------------------
                                                                     OVER ONE YEAR
                                                      ONE YEAR          THROUGH          OVER FIVE
                                                      OR LESS          FIVE YEARS          YEARS           TOTAL
                                                      --------       -------------       ---------         -----
                                                                        (DOLLARS IN THOUSANDS)
        Commercial, financial and agricultural..      $  4,511         $    676           $     --       $   5,187
        Real estate - construction..............         1,524              507                 --           2,031
        All other loans.........................         4,288            5,889                 92          10,269
                                                      --------         --------           --------       ---------
                                                      $ 10,323         $  7,072           $     92       $  17,487
                                                      ========         ========           ========       =========

        Loans maturing after one year with:
        Fixed interest rates........................................................                     $   1,625
        Floating interest rates.....................................................                         5,539
                                                                                                         ---------
                                                                                                         $   7,164
                                                                                                         =========

         The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

         Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities averaged $4.7 million in 1997, as compared to $1.6 million in 1996. This represents 24.8% and 20.2% of the average earning assets for the years ended December 31, 1997 and 1996, respectively. At June 30, 1998, investment securities were $6.4 million and represented 19.6% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to emphasize increasing the percentage of the loan portfolio to total earning assets. The Company primarily invests in U.S. Treasury securities and securities of other U.S. Government agencies with maturities up to five years.

         The following table summarizes the book value of securities for the dates indicated.

                              SECURITIES PORTFOLIO

                                                  JUNE 30,             DECEMBER 31,
                                               --------------   ----------------------------
                                                   1998             1997          1996
                                                   ----             ----          ----
                                                               (IN THOUSANDS)
Available-for-sale
    U.S. Treasury.........................        $   503          $   504       $    --
    U.S. Government agencies..............          3,774            2,635         4,058
    Other.................................          1,716              658           158
                                                  -------          -------       -------
    Total available-for-sale..............          5,993            3,797         4,216
                                                  -------          -------       -------

Held-to-maturity
    U.S. Government agencies..............        $   397          $   507       $    --
                                                  -------          -------       -------

Total.....................................        $ 6,390          $ 4,304       $ 4,216
                                                  =======          =======       =======



         The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 1997.

           INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS (1)

                                                                   DECEMBER 31, 1997
                                         -------------------------------------------------------------
                                                                   AFTER ONE BUT
                                          WITHIN ONE YEAR       WITHIN FIVE YEARS      AFTER TEN YEARS
                                          ---------------       -----------------     -----------------
                                          AMOUNT     YIELD      AMOUNT      YIELD     AMOUNT      YIELD
                                          ------     -----      ------      -----     ------      -----
                                                              (DOLLARS IN THOUSANDS)

Held-to-maturity:                        $    --        --      $    --        --     $    --        --
                                         -------                -------               -------
   U.S. Government agencies (2).....
Available-for-sale:
   U.S. Treasury....................          --        --          504      6.25%         --        --
   U.S. Government agencies (3).....          --        --          500      6.06          --        --
   Other............................         490      5.57%          --               $   168      6.00%
                                         -------                -------               -------
     Total investment securities
       available-for-sale...........         490      5.57        1,004      6.13         168      6.00
                                         -------                -------               -------

     Total investment securities....     $   490      5.57      $ 1,004      6.13     $   168      6.00
                                         =======                =======               =======

 --------------------
(1) Investments with a call feature are shown as of the contractual maturity date.
(2) Excludes mortgage-backed securities totaling $507,000 with a yield of 5.00%.
(3) Excludes mortgage-backed securities totaling $2.1 million with a yield of 6.52%.


         Short-Term Investments. Short-term investments, which consist of Federal Funds sold, averaged $1.6 million in 1997 as compared to $2.3 million in 1996. At June 30, 1998 and December 31, 1997, short-term investments totaled $2.9 million and $1.8 million, respectively. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

DEPOSITS

         Deposits. Average interest-bearing deposits increased $11.6 million, or 482.3%, to $14.0 million in 1997, from $2.4 million in 1996, and average total deposits increased $13.3 million, or 489.9%, to $16.0 million in 1997 from $2.7 million in 1996. Average interest-bearing deposits increased $14.7 million, or 163.4%, to $23.7 million, for the six months ended June 30, 1998, as compared to $9.0 million for the six months ended June 30, 1997. At December 31, 1997, total deposits were $21.0 million, compared to $7.5 million a year earlier, an increase of 180.5%. At June 30, 1998, total deposits were $30.0 million, an increase of 42.5% from total deposits at December 31, 1997.

         The following table sets forth the deposits of the Company by category for the periods indicated.

                                               DEPOSITS

                                      JUNE 30,                           DECEMBER 31,
                                 --------------------   --------------------------------------------
                                        1998                    1997                 1996
                                 --------------------   --------------------- ----------------------
                                           PERCENT OF             PERCENT OF             PERCENT OF
                                   AMOUNT   DEPOSITS     AMOUNT    DEPOSITS    AMOUNT     DEPOSITS
                                   ------  ----------    ------   ----------   ------    ----------
                                                      (DOLLARS IN THOUSANDS)
Demand deposit accounts........   $ 3,001     10.0%     $  2,479    11.8%     $  1,566      20.9%
NOW accounts...................     2,680      9.0         2,370    11.3         1,257      16.7
Money market accounts..........     5,497     18.3         4,296    20.4         2,655      35.4
Savings accounts...............       306      1.0           200     0.9            71       0.9
Time deposits less than            12,218     40.7         7,267    34.5         1,256      16.7
$100,000.......................
Time deposits of $100,000 or
 over...........................    6,309     21.0         4,446    21.1           702       9.4
                                  -------   ------      --------   -----      --------     -----
   Total deposits..............   $30,011    100.0%     $ 21,058   100.0%     $  7,507     100.0%
                                  =======   ======      ========   ======     ========     =====

The Company's loan-to-deposit ratio was 77.8% at June 30, 1998, 83.0% at December 31, 1997, and 57.6% at December 31, 1996. The loan-to-deposit ratio averaged 79.2% during 1997. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $23.7 million at June 30, 1998 and $16.6 million at December 31, 1997. Management anticipates that a stable base of deposits will be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company also purchases brokered deposits from time to time to help fund loan growth and maintain a loan-to-deposit ratio under 80.0%. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company's deposits. Certificates of deposit included brokered deposits totaling $500,000 at June 30, 1998, representing only 1.7% of the Company's total deposits at that date.

         The maturity distribution of the Company's certificates of deposits of $100,000 or more at June 30, 1998 and December 31, 1997 is shown in the following table. The Company did not have any other time deposits of $100,000 or more at either of these dates.


                     MATURITIES OF CERTIFICATES OF DEPOSIT
                              OF $100,000 OR MORE

                                                       AFTER THREE
                                       WITHIN THREE      THROUGH       AFTER TWELVE
                                          MONTHS      TWELVE MONTHS       MONTHS        TOTAL
                                       ------------   -------------    ------------    -------
                                                      (DOLLARS IN THOUSANDS)
December 31, 1997...................      $  508         $2,639           $1,299       $ 4,446
June 30, 1998.......................      $1,631         $2,108           $2,570       $ 6,309

         Borrowed funds. Borrowed funds consist primarily of short-term borrowings in the form of Federal Funds purchased from correspondent banks and securities sold under agreements to repurchase. The Company did not have any short-term borrowings in 1997 or during the first six months of 1998. Although the Company may use short-term borrowings as a secondary funding source from time to time, management expects that core deposits will continue to be the Company's primary funding source.


CAPITAL

         Total shareholders' equity as of December 31, 1997 was $6.3 million, a decrease of $253,000, or approximately 3.8%, compared with shareholders' equity of $6.6 million as of December 31, 1996. This decrease was primarily attributable to a net loss from operations for the year ended December 31, 1997 of $262,000.

         The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100% (the Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets, and therefore the Company's capital is currently measured only at the Hattiesburg Bank level). Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk based capital.

         Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the Hattiesburg

Bank exceeded their minimum regulatory capital ratios as of December 31, 1997 and 1996. See also "Supervision and Regulation - Capital Regulations."

                              ANALYSIS OF CAPITAL

                           REGULATORY MINIMUMS
                        -------------------------         THE COMPANY            THE HATTIESBURG BANK
CAPITAL RATIOS           ADEQUATELY      WELL         -------------------        --------------------
                        CAPITALIZED   CAPITALIZED         DECEMBER 31,                DECEMBER 31,
                        -----------   -----------     -------------------        --------------------
                                                       1997          1996          1997          1996
                                                       ----          ----          ----          ----
Leverage..............      4.0%          5.0%        30.3%        116.6%         23.2%         34.5%
Risk-based capital
     Tier 1...........      4.0%          6.0%        30.7%         91.3%         23.6%         69.1%
     Total............      8.0%         10.0%        31.7%         91.8%         24.5%         69.8%



LIQUIDITY MANAGEMENT

         Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company's market area.

         The Company sold 721,848 shares during its initial public offering in 1996, with net proceeds, after offering expenses, of $7.1 million. Approximately $5.3 million of the proceeds of the offering were used to capitalize the Hattiesburg Bank. The remaining offering proceeds were used to provide working capital for the Company. With the successful completion of the initial public offering, the Company has maintained a high level of liquidity that has been adequate to meet planned capital expenditures, as well as providing the necessary cash requirements of the Company needed for operations. The Company's Federal Funds sold position, which is typically its primary source of liquidity, averaged $1.7 million during the year ended December 31, 1997 and was $1.9 million at December 31, 1997.

         Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources. The Company intends to use the net proceeds of the offering to finance the formation and initial growth of the Laurel Bank, as well as to support the continued growth of the Hattiesburg Bank. See "Use of Proceeds." The Company anticipates that the net proceeds of the offering will be adequate for the establishment of this institution and the Company's capital needs for the foreseeable future. However, should the Company need additional capital to support growth, it would likely obtain loans from third parties.

ACCOUNTING MATTERS

         In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS 130 established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position at the end of an accounting period. SFAS 130 is effective for fiscal years beginning after December 31, 1997, and the Company began following the statement in the first quarter of 1998. As required by the statement, reclassification of earlier periods has been reflected in the financial statements included elsewhere herein.

         In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its financial statements and that those instruments be measured at fair value. Implementation is required for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company has not determined the impact the adoption of this statement may have on its consolidated financial statements.

YEAR 2000

         Like many financial institutions, the Company relies upon computers for the daily conduct of its business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year, which may result in widespread computer malfunctions. While the Company believes that it has available resources and has adopted a plan to address Year 2000 compliance, it is largely dependent on third party vendors. The Company handles its own data processing using an IBM AS 400 mainframe computer and software licensed from a third party vendor. The Company has been informed by this vendor that this software is Year 2000 compliant. The Company is seeking assurances about the Year 2000 compliance with respect to the other third party hardware or software systems it uses, and the Company believes that its internal systems and software and the network connections it maintains will be adequately programmed to address the Year 2000 issue. The Company has also begun testing these systems to confirm that they will be Year 2000 compliant. Based on information currently available, management does not believe that the Company will incur significant costs in connection with the Year 2000 issue. Nevertheless, there is a risk that some of the hardware or software that the Company uses will not be Year 2000 compliant, and the Company cannot predict with any certainty the costs the Company will incur to respond to any Year 2000 issues. Factors which may affect the amount of these costs include the Company's inability to control third party modification plans, the Company's ability to identify and correct all relevant computer codes, the availability and cost of engaging personnel trained in solving Year 2000 issues, and other similar uncertainties.

         Further, the business of many of the Company's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Company's customers in solving Year 2000 issues could negatively affect those customers' ability to repay any loans which the Company may have extended. Therefore, even if the Company does not incur significant direct costs in connection with responding to the Year 2000 issue, there can be no assurance that the failure or delay of the Company's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on the Company's business, financial condition, or results of operations.

IMPACT OF INFLATION

         Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                                    BUSINESS

OVERVIEW

         The Company is a bank holding company headquartered in Hattiesburg, Mississippi which currently operates through one community bank (the Hattiesburg Bank) and is in the process of developing an additional community bank (the Laurel Bank) in the Pine Belt region of Mississippi. The Company was organized in 1995 by a group of business leaders from the Forrest and Lamar County areas of Mississippi to serve as a holding company for the Hattiesburg Bank, which opened on August 6, 1996. In June 1998, the Company reached an agreement with a group of business leaders from the Jones County area to form the Laurel Bank as a subsidiary of the Company. The Company anticipates that the Laurel Bank will open during the first quarter of 1999. Each of the Hattiesburg Bank and the Laurel Bank will be independently managed community banks that serve their respective local markets but which share a common vision and benefit from the strength, resources, and economies of a larger institution.

         The Company's goal is to be the leading community bank holding company in the Pine Belt region of Mississippi, which includes Lamar, Forrest, and Jones Counties of Mississippi. The Company believes that there is a demand for strong community banks in the Pine Belt region, in part as a result of takeovers of several Mississippi-based banks by large southeastern regional bank holding companies. In many cases, when these consolidations occur, local boards of directors are dissolved and local management is relocated or terminated. The Company believes this situation creates favorable opportunities for new community banks with local management and local directors. The Company believes that the Hattiesburg Bank and the Laurel Bank can be successful in attracting individuals and small- to medium-sized businesses as customers who wish to conduct business with a locally owned and managed institution that demonstrates an active interest in their business and personal financial affairs.

MARKETING FOCUS

         The Hattiesburg Bank's primary service area includes portions of Lamar and Forrest Counties, and the Laurel Bank's primary service area will include Jones County, Mississippi. According to the U.S. Census Bureau, Lamar County is one of the fastest growing counties in Mississippi with a population of 33,642 in 1995, reflecting a 10.6% increase from the 1990 population of 30,424. The per capita income in Lamar County was $14,450 in 1993, as compared to $14,858 for Mississippi as a whole. Similarly, the population of Forrest County grew 6.5%, from 68,134 to 72,553, between 1990 and 1995, and the population of Jones County grew 1.6%, from 62,031 to 63,001, during this period. In 1993, the per capita income was $14,824 in Forrest County and $15,146 in Jones County, as compared to $14,858 for Mississippi as a whole.

         Total nonagricultural employment in Lamar, Forrest, and Jones Counties grew by 6.7%, 4.1%, and 2.0% respectively from 1995 to 1997. During the same time, unemployment fell from 3.3% to 2.6% in Lamar County, from 4.4% to 3.4% in Forrest County, and from 4.0% to 3.6% in Jones County, all of which are lower than the 5.7% unemployment rate for the State of Mississippi.

         Most of the banks in the Pine Belt region are local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Mississippi and elsewhere, the Company believes that there remains a demand for community banks in the Pine Belt region that the Company can successfully fulfill. As a result, the Company generally does not attempt to compete for the banking relationships of large corporations, but concentrates its efforts on small- to medium-sized businesses and on individuals. The Company strives to provide its customers with the breadth of products comparable to a regional bank, while maintaining the quick response and personal service of a locally headquartered bank. The Company's advertising emphasizes the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition.

OPERATING AND GROWTH STRATEGY

         The Company's goal is to be the leading community bank holding company in the Pine Belt region. It intends to achieve this goal by providing personalized service with local management, hiring and retaining well qualified and motivated employees, maintaining high asset quality, increasing asset size through expansion and internal growth, and offering its customers a breadth of products comparable to a large regional bank. These goals and the following strategies and characteristics of the Company are intended to build long-term shareholder value.

         - Personalized Service. The Company strives to provide high service levels and maintain strong customer relationships. It seeks customers who prefer to conduct business with a locally owned and managed institution that demonstrates an active interest in their business and personal financial affairs.

         - Local Ownership. The Company believes that each Bank's ability to compete with other financial institutions in its respective market area will be enhanced by its posture as a locally managed bank with a broad base of local ownership. For this reason, when the Company conducted its initial stock offering in 1996 in connection with the formation of the Hattiesburg Bank, it sold approximately 97% of the shares to residents of the Pine Belt region of Mississippi, including approximately 13% of the shares to Jones County residents. In this offering, the Company has agreed with the organizers of the Laurel Bank to allocate approximately 62% of the shares in the offering to residents of Jones County and approximately 38% to existing customers of the Hattiesburg Bank and shareholders of the Company. In addition, the organizers of the Laurel Bank, all of whom reside in Jones County, have indicated that they each intend to purchase a significant amount of Common Stock in the offering. The Company believes that local ownership of the Company's Common Stock is a highly effective means of attracting customers, fostering loyalty to the Banks, and maintaining asset quality.

         - Local Management and Community Focus. The Company emphasizes its local management and decision-making and approaches banking with a community focus. The Company's strategy is for the Hattiesburg Bank and the Laurel Bank to operate on a decentralized basis, emphasizing each Bank's local board of directors and management and their knowledge of their local community. Each Bank's local board of directors will act to promote its Bank and introduce prospective customers to the Bank. The Company believes that this autonomy will allow each Bank to generate high yielding loans and attract and retain core deposits. The Hattiesburg Bank serves the cities of Hattiesburg and Purvis and the surrounding areas of Lamar and Forrest Counties, Mississippi. The Laurel Bank will serve the city of Laurel and the surrounding area of Jones County, Mississippi. Most of the executive officers and directors of the Hattiesburg Bank and the organizers of the Laurel Bank are long-time residents of their respective communities, and all management decisions of each Bank will be made locally.

         - Motivated Employees. The Company believes that the key to its success lies with its employees, because it is through the employees that the Company is able to provide its banking customers with a very high level of service and attention. The Company seeks to hire well qualified banking professionals who are committed to providing a superior level of banking service and are willing to accept a significant degree of responsibility. The Company believes it can provide a very high level of customer service and satisfaction. Each employee focuses on the individual needs of the Company's customers and strives to deliver the specific products and services that will best help these customers achieve their financial goals.

         - High Asset Quality. The Company places a great deal of emphasis on maintaining high asset quality and believes that the outstanding asset quality it has experienced to date is principally due to the relationship of its lenders, senior officers, and directors to their customers and their significant knowledge of the communities in which they reside. Since the Hattiesburg Bank's inception through June 30, 1998, the Hattiesburg Bank has never charged off any loans. The Company intends to continue to emphasize high asset quality through operation of the Laurel Bank.

         - Formation of the Laurel Bank and Internal Growth. The Company has recently entered into a bank development agreement with the organizers of the Laurel Bank, a proposed de novo community bank in Laurel, Mississippi, and the Company intends to use the first $5 million in proceeds from this offering to provide the initial capitalization of the Laurel Bank. In addition, the Hattiesburg Bank has grown significantly since opening in August 1996, and the Company intends to use a portion of the proceeds of this offering to support the Hattiesburg Bank's continued growth, including the opening of an additional branch office in the Hattiesburg area in the fourth quarter of 1998 at the corner of Lincoln Road and South 28th Avenue in Hattiesburg. Following the opening of the Laurel Bank, the Company will continue to focus on acquiring market share, particularly from large Southeastern regional bank holding companies, by emphasizing its local management and decision-making and personal services.

BANKING SERVICES

                   The Company strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, the Hattiesburg Bank offers products such as mortgage loan originations. The following is a description of the products and services currently offered by the Hattiesburg Bank. The Company anticipates that the Laurel Bank will offer similar products and services when it opens.

         - Deposit Services. The Hattiesburg Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Hattiesburg Bank's principal market area at rates competitive to those offered by other banks in the area. In addition, the Hattiesburg Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the maximum amount allowed by law. The Hattiesburg Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

         - Loan Products. The Hattiesburg Bank offers a full range of commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. The Hattiesburg Bank also makes real estate construction and acquisition loans. The Hattiesburg Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Hattiesburg Bank), in general the Hattiesburg Bank is subject to a loans-to-one-borrower limit of an amount equal to 10% of the Hattiesburg Bank's unimpaired capital and surplus. The Hattiesburg Bank may not make any loans to any director, officer, employee, or 10% shareholder of the Hattiesburg Bank unless the loan is approved by the Board of Directors of the Hattiesburg Bank and is made on terms not more favorable to such a person than would be available to a person not affiliated with the Hattiesburg Bank.

         - Mortgage Loan Division. The Hattiesburg Bank recently established a mortgage loan division through which it will broaden the range of services that it offers to its customers. The mortgage loan division originates loans to purchase existing or construct new homes and to refinance existing mortgages. The Hattiesburg Bank anticipates generating additional fee income by selling most of these loans in the secondary market and cross-selling its other products and services to its mortgage customers.

         - Other Services. Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Hattiesburg Bank is associated with the Money Belt, Gulfnet, and Plus networks of automated teller machines that may be used by the Hattiesburg Bank's customers throughout Mississippi and other regions. The Hattiesburg Bank also offers VISA and MasterCard credit card services through a correspondent bank as an agent for the Hattiesburg Bank.

LOCATION AND SERVICE AREA

         The Hattiesburg Bank. The Hattiesburg Bank serves the cities of Hattiesburg and Purvis and the surrounding areas of Lamar and Forrest Counties, Mississippi. The Hattiesburg Bank has a main office located west of the city of Hattiesburg, Mississippi, in Lamar County. The main office is located in a 10,000 square foot facility which the Company constructed and opened in January 1997 on a two acre plot of land at the southwest corner of U.S. Highway 98 and Old Highway 11. The Hattiesburg Bank also has a branch office located in a modular building on Highway 589 in the city of Purvis, Mississippi, also in Lamar County, and plans to open a third office in the fourth quarter of 1998 in a 3,300 square foot facility located at the intersection of Lincoln Road and South 28th Avenue in Hattiesburg.

         The main office primarily serves the area in and around the northern portion of Lamar County which is west of Hattiesburg. The Purvis office primarily serves the area in and around Purvis, Mississippi, which is in the east central part of Lamar County and is the county seat. Lamar County is located in the southeastern section of Mississippi. Hattiesburg, one of the largest cities in Mississippi, is located in Forrest and Lamar Counties. Hattiesburg can be reached via Highways 98 and 49 and Interstate 59. Major employers located in the Lamar and Forrest County areas include Forrest General Hospital, the University of Southern Mississippi, the Methodist Hospital, Camp Shelby, Sunbeam Oster, the Hattiesburg Public Schools, the Hattiesburg Clinic, the City of Hattiesburg, Marshall Durbin Poultry, and Murray Envelope. The principal components of the economy of the Lamar and Forrest County areas include service industries, wholesale and retail trade, manufacturing, and transportation and public utilities.

         The Laurel Bank. The Laurel Bank will serve the city of Laurel and the surrounding area of Jones County, Mississippi. The Laurel Bank's permanent main office will be located at 1945 Highway 15 North, Laurel, Mississippi. During the first year of operation, the Laurel Bank will operate from a temporary facility located across the street of the site of its permanent facility, at 1930 Highway 15 North, Laurel, Mississippi. The Laurel Bank expects to draw 75% of its retail business within a five mile radius of this location, with the remaining business coming from other areas of Jones County, as well as portions of Jasper County, Wayne County, Smith County, and Covington County that are within a 15 mile radius of the Laurel Bank.

COMPETITION

         Banks generally compete with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Mississippi law permits statewide branching by banks and savings institutions, and many financial institutions in the state have branch networks. Consequently, commercial banking in Mississippi is highly competitive. Many large banking organizations currently operate in the Company's market area, several of which are controlled by out-of-state ownership. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services.

         The Company faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in the Company's market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Company. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Company and offer certain services such as trust banking that the Company does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of the Company that may provide these competitors with an advantage in geographic convenience that the Company does not have at present.

         Currently there are eight other commercial banks, one savings institution, and three credit unions operating in the Hattiesburg Bank's primary service area, and six other commercial banks and two credit unions operating in the Laurel Bank's proposed primary service area. The Company is also aware of at least one other de novo bank which plans to open in the Laurel, Mississippi area in the near future.

LEGAL PROCEEDINGS

         The Company has not been a party to any legal proceedings. Management does not believe that there is any threatened proceeding against the Company which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company.

                           SUPERVISION AND REGULATION

         The Company and the Hattiesburg Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with FDICIA, which was enacted in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The operations of the Company and the Banks may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE COMPANY

         Because it owns the outstanding capital stock of the Hattiesburg Bank and will own the outstanding capital stock of the Laurel Bank, the Company is a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 (the "BHCA") and the Mississippi Banks and Financial Institutions Act (the "Mississippi Act"). The activities of the Company are also governed by the Glass-Steagall Act of 1933 (the "Glass-Steagall Act").

         The BHCA. Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Banks' activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the Company has registered securities under Section 12 of the Exchange Act (which the Company has done) or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board has imposed certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, the Company may borrow money to make a capital contribution to the Banks, and such loans may be repaid from dividends paid from the Banks to the Company (although the ability of the Banks to pay dividends is subject to regulatory restrictions as described below in "The Banks - Dividends"). The Company is also able to raise capital for contribution to the Banks by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Banks and to commit resources to support the Banks in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         Glass-Steagall Act. The Company is also restricted in its activities by the provisions of the Glass-Steagall Act, which prohibit the Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

         Mississippi Act. As a bank holding company registered under the Mississippi Act, the Company is subject to regulation by the Mississippi Banking Department. Consequently, the Company must receive the approval of the Mississippi Banking Department prior to engaging in the acquisitions of banking or nonbanking institutions or assets. The Company must also file with the Mississippi Banking Department periodic reports with respect to its financial condition and operations, management, and intercompany relationships between the Company and its subsidiaries.

THE BANKS

         The Hattiesburg Bank operates, and the Laurel Bank will operate, as a national banking association incorporated under the laws of the United States and subject to examination by the OCC. Deposits in the Banks are insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulates or monitors virtually all areas of the Banks' operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires the Banks to maintain certain capital ratios and imposes limitations on the Banks' aggregate investment in real estate, bank premises, and furniture and fixtures. The Banks are required by the OCC to prepare quarterly reports on their financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

         Under FDICIA, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation;
(iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

         National banks and their holding companies which have been chartered or registered or undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board, respectively, to be troubled institutions must give the OCC or the Federal Reserve Board, respectively, thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like the Banks have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depositor institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $.00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Banks, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the Banks' cost of funds, and there can be no assurance that such cost can be passed on to the Banks' customers.

         Transactions With Affiliates and Insiders. The Banks are subject to
Section 23A of the Federal Reserve Act, which places limits on the amount of loans to and certain other transactions with affiliates, as well as on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.

         The Banks are also subject to Section 23B of the Federal Reserve Act, which prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution, as those prevailing at the time for comparable transactions with nonaffiliated companies. The Banks are subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under FDICIA, the Banks may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "Capital Regulations" below.

         Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Mississippi law, the Banks may open branches throughout Mississippi with the prior approval of the OCC. In addition, with prior regulatory approval, the Banks are able to acquire existing banking operations in Mississippi. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out of state acquisitions by bank holding companies

(subject to veto by new state law), interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by national banks if allowed by state law. See "Recent Legislative Developments."

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, the OCC, or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         Other Regulations. Interest and certain other charges collected or contracted for by the Banks are subject to state usury laws and certain federal laws concerning interest rates. The Banks' loan operations are subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, concerning the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Banks also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

         Under the guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         FDICIA established a capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of December 31, 1997, the Company and the Hattiesburg Bank were qualified as "well capitalized." See "Management's Discussion and Analysis or Plan of Operation -- Capital."

         Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management;
(v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect the Company in several ways. If the Company continues to grow at a rapid pace, a premature "squeeze" on capital could occur making a capital infusion necessary. The requirements could impact the Company's ability to pay dividends. The Company's present capital levels are more than adequate; however, rapid growth, poor loan portfolio performance, or poor earnings performance could change the Company's capital position in a relatively short period of time.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         Enforcement Powers. FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, independent contractors such as attorneys and accountants, and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports; the filing of false or misleading information; or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications, or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         Recent Legislative Developments. On September 29, 1994, the federal government enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). This Act became effective on September 29, 1995 and permits eligible bank holding companies in any state, with regulatory approval, to acquire banking organizations in any other state. Since June 1, 1997, the Interstate Banking Act has allowed banks with different home states to merge, unless a particular state opts out of the statute. In addition, beginning June 1, 1997, the Interstate Banking Act has permitted national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches.

         From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

         Effect of Governmental Monetary Policies. The earnings of the Banks are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments, and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

         The following sets forth certain information regarding the Company's executive officers and directors as of the date of this Prospectus. In addition to the individuals described below, the following four organizers of the Laurel Bank have been appointed to the Company's Board of Directors: M. Ray (Hoppy) Cole, Jr. (Class III director), David L. Rice, III, D.M.D. (Class I director),
J. Douglas Seidenburg (Class II director), and Ralph T. Simmons (Class III director). Please see "--Organizers and Proposed Officers and Directors of the Laurel Bank" for additional information about each of these individuals. The Company's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 1999 annual meeting of shareholders, Class II at the 2000 annual meeting of shareholders, and Class III at the 2001 annual meeting of shareholders. Executive officers of the Company serve at the discretion of the Company's Board of Directors.

NAME                                 AGE     POSITION WITH THE COMPANY
----                                 ---     -------------------------
David W. Bomboy, M.D.                 52     Director
E. Ricky Gibson                       41     Director
David E. Johnson                      45     Chairman of the Board, President and
                                               Chief Executive Officer
Fred A. McMurry                       33     Director
Dawn T. Parker                        50     Director
Perry E. Parker                       32     Director
Ted. E. Parker                        38     Director
Dennis L. Pierce                      41     Director
Charles T. Ruffin                     46     Director and Chief Financial Officer
A. L. "Pud" Smith                     69     Director
Andrew D. Stetelman                   37     Director

         David Waldron Bomboy, M.D., Class III director, is a lifelong resident of Hattiesburg, Mississippi. He graduated with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopaedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopaedic surgeon and has practiced orthopaedics in southern Mississippi for approximately 20 years. A vestry member of the Trinity Episcopal Church, Dr. Bomboy is also a member of the United Way of Southeast Mississippi, the Family Y, the Mississippi State Medical Association, and the American Medical Association. Currently, he is the president of the Physicians Healthcare Network and a member of the executive committee of the Mississippi Orthopaedic Society. He is the past president of the Methodist Hospital Medical Staff.

         E. Ricky Gibson, Class III director, has been president and owner of N&H Electronic, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He is active in the Parkway Heights United Methodist Church. Mr. Gibson attended the University of Southern Mississippi. He was born in Hattiesburg, Mississippi in 1956.

         David E. Johnson, Class II director, is the President, Chief Executive Officer, and Chairman of the Board of the Company. Mr. Johnson, a native of Laurel, received a B.S. degree in Agricultural Economics in 1975 and an M.B.A. degree, with emphasis in Finance, in 1977 from Mississippi State University. In 1990, he graduated from the University of Oklahoma Commercial Lending and Graduate School. Mr. Johnson has completed various OMEGA lending courses and has taught a course at the University of Mississippi School of Banking. From 1993 to 1994, he served as chairman of the Southern Mississippi Group of Robert Morris & Associates. From 1987 to 1995, Mr. Johnson was with Sunburst Bank, now merged with Union Planters National Bank, as senior lender for the Hattiesburg branch and later as senior lender and credit administrator for southern Mississippi. He was responsible for approving loans and maintaining the credit quality of a $250 million portfolio of consumer, mortgage, and commercial loans. Currently, he is a member of the First Baptist Church of Hattiesburg, the Hattiesburg Racquet Club, and the Hattiesburg Rotary Club. He was born in

Laurel, Mississippi in 1953. Mr. Johnson has headed the Lamar County United Way Campaign for the past two years and is currently serving as chairman of the Lamar County Chamber of Commerce.

         Fred A. McMurry, Class III director, has lived in Oak Grove for the past 30 years. Since 1985, he has been the vice president and general manager of Havard Pest Control, Inc., a family-owned business. In addition, he is vice president of Oak Grove Land Co., Inc., a family-owned property management company. He was born in 1964 in Laurel, Mississippi.

         Dawn T. Parker, Class II director, earned a B.A. degree from Vanderbilt University in 1970. Prior to 1985, Ms. Parker was the president and general manager of Terra Firma Corporation, a rental and land management company, in Hattiesburg, Mississippi. In addition, she has owned and operated a commercial art and sign company, Creative Services, located in Hattiesburg, and has been a partner in H.P. Cattle Co., located in Sumrall, Mississippi, for the past ten years. Ms. Parker is also president of Clear Run Cattle Co., Inc., a cattle feeding company, and vice president of First Choice Feeders, LP, a cattle feeding operation and land holding company in Abilene, Texas. Ms. Parker is a member of the Sumrall United Methodist Church and has served on the Lamar County Education Foundation Board of Directors. She was born in 1948 in Hattiesburg, Mississippi.

         Perry Edward Parker, Class I director, graduated from Pearl River Junior College in 1983 and the University of Southern Mississippi in 1985. He graduated from the University of Chicago Graduate School of Business in 1989 with an M.B.A. in Finance. While attending school in Chicago he worked for Goldman Sachs & Company on the Chicago Mercantile Exchange. Mr. Parker became a member of the Exchange in 1990. In 1991, he became a currency option trader for Goldman Sachs & Company. In 1995 he became a currency options trader with Deutsche Bank. He was born in 1965 in Hattiesburg, Mississippi and currently resides in London, England.

         Ted E. Parker, Class I director, attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange. He has been in the stocker-grazer cattle business for the past 15 years and is the owner of Highlander Laundry Center. He was selected as Lamar County Young Farmer and Rancher for 1993 and served as a board member of Farm Bureau Insurance. He is a member of the National Cattlemen's Association, the Texas Cattle Feeders Association, and the Sumrall United Methodist Church. Mr. Parker was born in 1960 in Hattiesburg, Mississippi.

         Dennis L. Pierce, Class I director, is president of Dennis Pierce, Inc., a real estate development company in Hattiesburg, Mississippi, and the owner and president of PierCon, Inc. of Hattiesburg, a general contracting firm. Through PierCon, Mr. Pierce is responsible for several commercial construction jobs, and he is also involved in numerous commercial ventures. In addition, Mr. Pierce is a deacon of the Lincoln Road Baptist Church; director and national representative of the Hattiesburg Homebuilders Association; and a director of the North Lamar Water Association. Since 1995, he has been a member and broker with the Hattiesburg Board of Realtors. He attended the University of Southern Mississippi. He was born in 1957 in Hattiesburg, Mississippi.

         Charles T. Ruffin, Class II director, is the President and Chief Operating Officer of the Hattiesburg Bank, and the Chief Financial Officer of the Company. Mr. Ruffin was born in 1952 in Laurel, Mississippi, and he received a Bachelor of Arts degree from the University of Mississippi in 1974 and a Masters of Business Administration in 1979 from the University of Southern Mississippi. Mr. Ruffin is also a graduate of Louisiana State University's Graduate School of Banking of The South. He began his banking career as management trainee with the First National Bank of Jackson (now Trustmark National Bank) and was later promoted to Assistant Vice President and Manager of Account Services. Mr. Ruffin was a Senior Lender and the Senior Operations Officer of the People's Bank of the Delta until 1991 when he accepted employment as Senior Credit Officer with The National Bank of Commerce of Mississippi at the Aberdeen Banking Center, where he remained employed until 1996. Mr. Ruffin has been with the Hattiesburg Bank since 1996.

         A.L. "Pud" Smith, Class I director, was born in 1929 in Brooklyn, Mississippi. Before attending the University of Southern Mississippi, Mr. Smith was in the military. He entered the petroleum business in 1960, starting with a service station, and today he is owner and manager of A.L. Smith Oil Company, Inc., a wholesale and retail petroleum products company. Mr. Smith's community activities range from being the Mayor of the City of Lumberton, past president of the Jaycee's, past president of the Lion's Club, and a member of the Rotary Club (a Paul Harris Fellow).

He is an active member of the First Baptist Church of Lumberton where he is a deacon and has been a member of the finance committee for 30 years. He serves on the Stone County Economic Development Council.

         Andrew D. Stetelman, Class II director, is the third generation of his family in London and Stetelman Realtors. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the National and Hattiesburg Board of Realtors, and is a past president and the Realtor of the Year in 1992 of the Hattiesburg Board of Realtors. He presently serves as the chairman of the Hattiesburg Convention Center, is an ambassador for the Area Development Partnership, and is a member of Kiwanis International. Mr. Stetelman was born in 1960 in Hattiesburg, Mississippi.

         Dawn T. Parker is the mother of Ted E. Parker and Perry E. Parker. No other directors or executive officers are related.

ORGANIZERS AND PROPOSED OFFICERS AND DIRECTORS OF THE LAUREL BANK

         The following sets forth certain information regarding organizers and the proposed officers and directors of the Laurel Bank as of the date of this Prospectus. In addition to the following individuals, David E. Johnson and Charles T. Ruffin, the Chief Executive Officer and the Chief Financial Officer of the Company, respectively, will serve as directors of the Laurel Bank.


NAME                                       AGE     PROPOSED POSITION WITH THE LAUREL BANK
----                                       ---     --------------------------------------
Roy H. Boutwell                             64     Director
Michael W. Chancellor                       30     Director
M. Ray (Hoppy) Cole, Jr.                    36     Director and Director of the Company
Peeler G. Lacey, M.D.                       44     Director
Charles R. Lightsey                         58     Director
Eric E. (Ric) Lindstrom, Jr.                34     Director
John J. McGraw, M.D.                        47     Director
Trent A. Mulloy                             27     Director
William M. Renovich, Jr.                    51     Director, President and Chief Executive Officer, and
                                                     Vice President of the Company
David L. Rice, III, D.M.D.                  44     Director and Director of the Company
J. Douglas Seidenburg                       38     Director and Director of the Company
Ralph T. Simmons                            65     Director and Director of the Company
Josephine E. Waites                         64     Director
Nick D. Welch                               37     Director
William H. Wells                            56     Director

         Roy H. Boutwell is Chancery Clerk of Jones County, Mississippi where he also serves as County Auditor, County Treasurer, and County Comptroller. He graduated from the University of Southern Mississippi with a B.S. degree in Business Administration as well as a Masters of Education in School Administration. Mr. Boutwell's community activities range from being a past president of the Jones County Junior College Alumni Association, a past president of the Jones County Chapter of the University of Southern Mississippi, member and church clerk of First Baptist Church of Shady Grove, and member of the Laurel Kiwanis Club.

         Michael W. Chancellor has been employed by Stover Smith Electrical Supply, Inc. from January 1990 and has served as president since April 1996. Mr. Chancellor serves on the St. John's Day School Board and received the All Civic Award for Business of the Year in 1997. In addition, he is involved with various organizations related to the electrical industry. Mr. Chancellor graduated from the University of Southern Mississippi where he earned a B.S. degree in Business Administration.

         M. Ray (Hoppy) Cole, Jr. has served as the secretary/treasurer and chief financial officer of the Headrick Companies, Inc. since 1991. Prior to that time, he served as a corporate banking officer with The First National Bank of Commerce in New Orleans, Louisiana and also as a senior lender and president of Sunburst Bank, Laurel, Mississippi where he supervised and managed all local banking functions. He is an active member of the First Baptist Church in Ellisville, Mississippi and is a director of the Hope Foundation, a not-for-profit corporation that supports religious ministries. Mr. Cole is a graduate of the University of Mississippi where he earned a B.B.A. degree and an M.B.A. degree.

         Peeler G. Lacey, M.D. is a diagnostic radiologist with Radiology Associates, P.A. of Laurel, Mississippi, where he is vice president and partner. He has served in this capacity since 1983. Dr. Lacey has been a deacon with the First Baptist Church of Laurel since 1993 and is past president of the South Mississippi Medical Society (1994). He is past president of the medical staff at South Central Regional Medical Center in Laurel (1995). He has been an executive board member of the Pine Burr Area Council Boy Scouts of America since 1991 and is past chairman of Pine Burr Area Council National Eagle Scout Association (1995-1996). Dr. Lacey is a graduate of Emory University in Atlanta where he earned a B.A. degree in Chemistry and the University of Mississippi School of Medicine where he earned his M.D. degree.

         Charles R. Lightsey has been employed by the Social Security Administration since 1961, serving as manager of the Laurel Social Security Administration office since 1968. He is a recipient of the Social Security Administration's highest award, The Commissioner's Citation, and was recognized as Innovative Manager of the Year in 1989. Mr. Lightsey's community activities in Jones County and Laurel, Mississippi include: past member of the board of directors of the Laurel Kiwanis Club, deacon of the First Baptist Church of Laurel, president of the Laurel-Jones County Council on Aging, member of the Pine Belt Mental Health Association Council, chairman of the Federal, State and Local Government United Givers Fund, and city and county chairman of the American Cancer Society. Mr. Lightsey graduated from the University of Southern Mississippi in 1961 with a degree in Management and Real Estate.

         Eric E. Lindstrom, Jr. is chief financial officer and general counsel for Fail Telecommunications Corporation, a communications holding company. His prior work experience includes serving as an accountant with Arthur Andersen and Company and Ernst & Whinney, and practicing tax and commercial law as an attorney with Forman, Perry, Watkins & Krutz and Drisdale & Lindstrom. He serves his community as a deacon in the Westminster Presbyterian Church. Mr. Lindstrom is involved in many professional organizations, including the Mississippi Society of CPAs, the American Institute of Certified Public Accountants, the Mississippi State Bar Association, and the American Bar Association. Mr. Lindstrom is a graduate of the University of Mississippi, earning a Bachelor of Accountancy, the University of Mississippi School of Law, where he earned the Juris Doctor degree, and New York University School of Law, where he earned an L.L.M. degree in Taxation.

         John J. McGraw, M.D. is a partner in Laurel Bone and Joint Clinic, P.A. He has been involved in this Orthopaedic Surgery Clinic since 1989. Dr. McGraw serves as team physician for Jones County Junior College and is the chief flight surgeon for the 186th Air Refueling Wing of the Mississippi Air National Guard. He was president of the William Carey College Alumni Association 1989-91 and the Distinguished Alumnus 1996. He is currently a member of the board of trustees of the Southern Orthopaedic Association, is secretary/treasurer of the Mississippi Orthopaedic Society, and is a lay minister and active member of the First Baptist Church of Ellisville, Mississippi. Dr. McGraw is a graduate of William Carey College, where he earned a B.A. degree, the University of Mississippi School of Medicine, where he earned his M.D. degree, and St. Louis University, where he completed his orthopaedic surgery residency.

         Trent A. Mulloy is a Laurel native and the fourth generation of his family to work in the family-owned Laurel Machine and Foundry Company. He was promoted to vice president in the first quarter of 1997 at Laurel Machine and Foundry Company. Mr. Mulloy has also served as vice president and secretary of PEMCO Recycling since 1993. Mr. Mulloy is a member of the One Hundred Club of Jones County and the Masonite/International Paper Community Advisory Council, is a current board member of the South Mississippi Fair Commission, and attends St. John's Episcopal Church in Laurel, Mississippi. Mr. Mulloy is also a member of the following professional societies: BIPEC, the Mississippi Economic Council, the Mississippi Manufacturer's Association, and the American Foundrymen's Society. Mr. Mulloy graduated with a B.A. degree from The University of the South in Sewanee, Tennessee.

         William M. Renovich, Jr. is the Vice President of the Company until the opening of the Laurel Bank and the proposed President and Chief Executive Officer of the Laurel Bank. He graduated from the University of Mississippi in 1970 with a B.B.A. and in 1972 with a Masters of Urban and Regional Planning. Mr. Renovich's banking background is extensive. He began his banking career in 1979 with the Bank of Laurel, serving as an assistant vice president. After leaving the Bank of Laurel in 1984, he joined Deposit Guaranty National Bank where he served as vice president and commercial lender and later as senior vice president and senior commercial lender. In 1988, Mr. Renovich was named community bank president of Deposit Guaranty - Laurel where he was responsible for all business development, commercial loans, and overall management of the Deposit Guaranty National Bank locations in Jones County. This included a branch network of five locations. He has been active in numerous civic organizations, including the Economic Development Authority of Jones County, the Rotary Club, the American Heart Association, the Laurel Downtown Association, the Mississippi Bankers Association, the American Red Cross, the Salvation Army, the United Way, and the Ole Miss Alumni Board of Directors. Mr. Renovich is a member of The Westminster Presbyterian Church and is a native of Meridian, Mississippi.

         David L. Rice, III, D.M.D. is a practicing dentist in the Jones County area where he has had several clinics since 1980. Dr. Rice's community activities range from being a United Way volunteer, a member of the Jones County Economic Development Authority, a volunteer dentist at the Good Shepherd Clinic, a dental missionary to Honduras, a deacon at The First Baptist Church of Laurel, and a former vice president and president of the BEST Club of West Jones High School. Dr. Rice is a graduate of Mississippi State University, where he earned a B.S. degree, and the University of Alabama School of Dentistry, where he earned a D.M.D. degree.

         J. Douglas Seidenburg is the owner and president of Molloy-Seidenburg & Co., Ltd., CPAs. He has been a CPA for 15 years. Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area. He serves on the board of directors of Leadership Jones County and the Future Leaders of Jones County, is treasurer of St. John's Day School, and is a member of the Budget and Finance Committee of the First Baptist Church of Laurel. Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, and one of the founders of 1st Call for Help, a local United Way Agency started in 1990. Mr. Seidenburg is a graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting.

         Ralph T. Simmons is a retired vice president of Sunbeam-Oster Corporation, where he was employed from 1963 to 1995 as credit manager, assistant treasurer, and vice president. Mr. Simmons has served as chairman-deacons of the First Baptist Church of Laurel, chairman of the Salvation Army, past chairman of the Red Cross, past chairman of the FBLA/PBL Foundation, president of the University of Southern Mississippi World Wide Alumni Association, past president of the Kiwanis Club of Laurel, Lt. Governor of the Louisiana-Mississippi-West Tennessee District of Kiwanis International, and moderator of the Jones County Baptist Association. Mr. Simmons is also on the board of directors of the University of Southern Mississippi Foundation. Mr. Simmons is a native of Laurel, Mississippi and graduated from the University of Southern Mississippi with a B.S. degree.

         Josephine E. Waites has maintained active involvement in community activities. A life member of the Junior Auxiliary of Laurel, she has served as chairman of the Speech and Hearing Clinic Committee, the Amblyopia Committee, and the Elementary Schools Art contest. Her community activities include: past president of the Jones County Medical Alliance, past president of the Mississippi State Medical Association Alliance, board member and secretary, troop leader, and area associations chairman for the Gulf Pines Girl Scout Council, and chairman and secretary of the Jones County Jury Commission. As a member of the First Baptist Church of Laurel, Ms. Waites has been director and group leader of WMU, a director and leader of Girls in Action, and a member of numerous committees within the church. Ms. Waites is a graduate of the University of Southern Mississippi, where she earned a B.S. degree.

         Nick D. Welch is currently owner of Production Well Testers, Inc., a Mississippi corporation formed in 1988. He is also 50% owner of Delta Outdoor, a Mississippi corporation formed in 1997. From 1982 until he sold it in 1991, he was owner of Flarestack, Inc., and from 1991 until 1994 he was the owner of Laurel Fitness and Health Club. Mr. Welch has been very active in his community and has served as a member of the Boys and Girls Club, as a member of the Jones County Adopt-a-School Program, as a member (since 1981) of the Dixie Boys and Majors Baseball Program, as a sponsor of the Jones County Junior Livestock Program, and as a member of the Indian Springs Baptist Church. He has been involved with St. Judes Children's Hospital, the Miss Mississippi Corporation, the West Jones Diamond Club, and the West Jones Touchdown Club.

         William H. Wells is presently owner of Wells-Carter Drug Store and is active on a daily basis as a pharmacist. He is a native of Jones County and has lived in Laurel for over 50 years. He is a graduate of the University of Mississippi, where he earned a B.S. degree in Pharmacy. Mr. Wells is past president of the Laurel Jaycees, is past president of the Laurel Kiwanis, is an active deacon in the First Baptist Church of Laurel, is active in Honduras Missions, and is an organizer of the Good Shepherd Dental/Medical Clinic of Laurel. Mr. Wells is active in the University of Mississippi Alumni Association, the Mississippi Pharmacy Association, the National Association for Community Pharmacist, and the American Pharmaceutical Association.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with David E. Johnson, as the President and Chief Executive Officer of the Company, and William M. Renovich, Jr., as the Vice President of the Company until the date of the opening of the Laurel Bank, at which time his agreement will be assigned to the bank and he will become President and Chief Executive Officer of the Laurel Bank. Both employment agreements provide for an initial term of three years, to be extended automatically for an additional three year term unless either party serves written notice of its intent not to renew. In July 1998, the Company renewed Mr. Johnson's agreement for an additional three year period. Both agreements provide for annual salaries of $85,000, in each case to be reviewed by the Board of Directors at least annually and increased at its discretion.

         Under his employment agreement, Mr. Johnson is also eligible to receive a cash bonus for each of the first two years after the opening date of the Hattiesburg Bank in an amount to be determined by the Board of Directors (with Mr. Johnson abstaining), based on tangible performance criteria to be established by the Board of Directors. In the third year after the opening date of the Hattiesburg Bank, Mr. Johnson is entitled to a cash bonus equal to 10% of the net profits of the Hattiesburg Bank after taxes, not to exceed 50% of his base salary for the year. In each subsequent year for which his employment agreement is extended, Mr. Johnson will receive a cash bonus equal to a minimum of 5% of the net profits of the Hattiesburg Bank after taxes, provided that the earnings of the Hattiesburg Bank are at least 70% of the projected earnings identified in the Hattiesburg Bank's charter application to the OCC and the Hattiesburg Bank's ratio of nonperforming loans to total loans does not exceed the nonperforming loan ratio of the Hattiesburg Bank's peer group by more than 10% (as determined by the Uniform Bank Performance Report).

         Mr. Renovich is eligible under his employment agreement to participate in management incentive or long-term incentive programs and to receive annual cash bonus payments up to 10% of base salary in each of the first three years after the opening date of the Hattiesburg Bank, and up to 15% of his base salary in each subsequent year, based upon achievement criteria established by the Board of Directors, and subject to the discretion of the Board of Directors (with Mr. Renovich abstaining from the vote to determine his bonus).

         In the event that the Company terminates the executives' employment without cause, the Company will be obligated to continue Mr. Johnson's current monthly base salary for an additional 18 month period and Mr. Renovich's current monthly base salary for an additional 12 month period. In addition, after a change in control, Mr. Johnson will have the option of (i) automatically extending the term of the employment agreement for three years from the date of the change in control or (ii) receiving, within fifteen days of the change in control, a lump sum severance compensation in an amount equal to three times his then current annual base salary plus any reimbursement of expenses due him under his agreement. Mr. Renovich will have the option of receiving, within thirty days of the change of control, a lump sum severance compensation equal to his current annual base salary plus any reimbursement of expenses due him under his agreement. Furthermore, the Company must remove any restrictions on the executives' outstanding incentive awards so that all such awards vest immediately.

         In addition, both employment agreements provide that following termination of the executive's employment with the Company and for a period of twelve months thereafter, the executive may not (i) be employed in the banking business as a director, officer, or organizer, or promoter of, or consultant to, or acquire more than a 1% passive investment in, any financial institution within the Territory, (ii) solicit customers of the Company or its affiliates for the purpose of providing financial services, or (iii) solicit employees of the Company or its affiliates for employment. Under Mr. Johnson's employment agreement, "Territory" means a radius of 25 miles from (i) the main office of the Hattiesburg Bank, (ii) any branch office of the Hattiesburg Bank, or (iii) any office of the company. Under Mr.

Renovich's employment agreement, "Territory" means a radius of 50 miles from (i) the main office of the Laurel Bank, (ii) any branch office of the Laurel Bank, or (iii) any office of the Company.

         The Company has also granted Mr. Johnson an option, with a term of ten years, to purchase 21,655 shares of Common Stock exercisable at $10.00 per share and Mr. Renovich an option, with a term of seven years, to purchase the number of shares equivalent to 2.5% of the shares sold in this offering at $15.00 per share. Mr. Johnson's and Mr. Renovich's options will vest at the rate of one-third per year for each of the first three years of operations of the Hattiesburg Bank and the Laurel Bank, respectively, subject to certain performance criteria. Both options also provide for accelerated vesting in the event of a change in control of the Company. Mr. Johnson has also been granted stock options in connection with his service as a director of the Company. See "Compensation of Directors and Executive Officers." In addition, Mr. Johnson's employment agreement provides that, in connection with the Company's extension in July 1998 of Mr. Johnson's employment agreement for an additional three-year term, the Company is obligated to issue stock options for an additional 28,874 shares of Common Stock to Mr. Johnson (representing an amount equal to 4% of the shares sold in the Company's initial stock offering in 1996). See "--Stock Option Grants."

EXECUTIVE COMPENSATION

         The following table shows the cash compensation paid by the Company to the Company's President and Chief Executive Officer for the years ended December 31, 1995 through 1997. No executive officers of the Company or the Hattiesburg Bank earned total annual compensation, including salary and bonus, in excess of $100,000 for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                 ANNUAL COMPENSATION (1)     ----------------------
           NAME AND                              ------------------------         SECURITIES               ALL OTHER
           PRINCIPAL POSITION        YEAR       SALARY ($)       BONUS ($)   UNDERLYING OPTIONS (#)     COMPENSATION (1)
           -------------------       ----       ----------       ---------   ----------------------     ----------------
           David E. Johnson -        1997        $89,049            --                   --                  $2,000
           Director, President,      1996         82,619            --               21,656                   1,060
           and Chief Executive       1995         50,819            --                   --                   2,500
           Officer

----------

(1) Executive officers of the Company also receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by Mr. Johnson did not exceed 10% of his annual salary and bonus.

STOCK OPTION GRANTS

         The following table sets forth information with respect to Mr. Johnson concerning the exercise of options during 1997 and unexercised options held as of December 31, 1997.

                       AGGREGATED OPTION/SAR EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-
                                                            UNDERLYING UNEXERCISED        THE-MONEY OPTIONS/SARS
                            SHARES          VALUE        OPTIONS/SARS AT FY-END (#)            AT FY-END ($)(1)
                           ACQUIRED ON    REALIZED      ---------------------------     -------------------------
  NAME                     EXERCISE (#)     ($)          EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
 -----                     ------------   --------      ---------------------------     -------------------------
David E. Johnson                0             0               7,219/17,718                  $14,438/$35,436

---------------

(1) There is no active trading market for the Company's Common Stock; therefore, the fair market value of the Common Stock as of December 31, 1997 is not readily discernible. Based on the sale of the Common Stock nearest December 31, 1997 of which the Company is aware, which sale was at $12.00 per share, the Company believes that the fair market value of the Common Stock was approximately $12.00 per share on December 31, 1997. The exercise price for the option is $10.00 per share and thus based on a fair market value of $12.00 per share, all of the options were in-the-money as of December 31, 1997.

         The Board of Directors and shareholders of the Company have adopted the 1997 Stock Option Plan, effective March 18, 1997. The 1997 Stock Option Plan provides that restricted stock may be awarded, and stock options may be granted, with respect to an aggregate of no more than 72,185 shares, subject to adjustment upon changes in capitalization. Stock appreciation rights may also be granted under the 1997 Stock Option Plan. The purpose of the 1997 Stock Option Plan is to advance the interest of the Company, any subsidiaries, and its shareholders by affording certain persons, principally directors and key employees of the Company, an opportunity to acquire or increase their proprietary interests in the Company. The objective of the issuance of the stock options and awards of restricted stock is to promote the growth and profitability of the Company because the grantee or recipients will be provided with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

         Stock options may be granted either as incentive stock options or as nonqualified stock options. Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The 1997 Stock Option Plan is administered by a committee consisting of at least two members of the Board of Directors. The committee determines the employees and directors who will receive options or restricted stock and, based on each such person's position and current and potential contribution to the Company or the Banks, the amount of restricted stock or the number of shares that will be covered by their options. The committee also determines the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and determines whether termination of an optionee's employment under various circumstances would terminate options granted under the 1997 Stock Option Plan to that person. In addition, the committee determines the restriction period and vesting conditions, the consequences of any termination of employment, and the other terms of any grant of restricted stock. The option price per share is an amount determined by the Board of Directors, but will not be less than 100% of the fair market value per share on the date of grant for incentive stock options. Generally, the option price will be payable in full upon exercise. The Company and the Banks receive no consideration upon the granting of an option.

         On March 18, 1997, the Company granted Mr. Johnson options to acquire 21,656 shares of Common Stock in accordance with his employment agreement as Chief Executive Officer and President of the Company, with such options vesting over a three year period beginning on September 1, 1997, as well as options to acquire an additional 3,281 shares of Common Stock as a director of the Company, with the options vesting over a three year period beginning on March 18, 1998. As of the date of this Prospectus, Mr. Johnson holds options to acquire a total of 24,937 shares of Common Stock, and options for 15,531 of such shares are exercisable. In addition, Mr. Johnson's employment agreement provides that, in connection with the Company's extension in July 1998 of Mr. Johnson's employment agreement for an additional three-year term, the Company is obligated to issue stock options for an additional 28,874 shares of Common Stock to Mr. Johnson (representing an amount equal to 4% of the shares sold in the Company's initial stock offering in 1996). See "-- Stock Option Grants."

         On March 18, 1997, the Company granted Mr. Ruffin options to acquire 7,219 shares of Common Stock in connection with his employment as Chief Operating Officer of the Hattiesburg Bank, with such options vesting over a three year period beginning on September 1, 1997. As of the date of this Prospectus, options for 4,813 of such shares are exercisable.

DIRECTOR'S COMPENSATION

         Neither the Company nor the Hattiesburg Bank paid directors' fees during the last fiscal year, and neither the Company nor either of the Banks presently intends to pay directors' fees in the initial years of operation. The Company has previously adopted the 1997 Stock Option Plan under which the Company may grant options to officers, directors, and key employees of the Company and its subsidiaries, and the Company has granted options under this plan for 3,281 shares of Common Stock to each of the original members of the Company's Board of Directors. These options vest ratably on each of the first three anniversaries of the grant date (March 18, 1997). The Company intends to submit a proposal to its shareholders to amend this plan to increase the number of shares authorized for issuance pursuant to options from 72,185 shares to approximately 150,000 shares (or adopt a new, similar plan to cover these additional shares). These shares will be available for future option grants as determined by the Company's Board of Directors, including grants to employees, officers, and directors of the Company and each Bank. The Company has agreed in the Development Agreement for the Laurel Bank that options for an aggregate of approximately 32,000 shares will be granted to the initial members of the board of directors of the Laurel Bank, options for an aggregate of approximately 21,333 shares will be granted to the initial executive officers of the Laurel Bank, and options for an aggregate of approximately 16,000 shares will be reserved for grant to certain members of the Company's Board of Directors.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The Company has entered into a construction contract for the Lincoln Road branch of the Hattiesburg Bank with PierCon, Inc., which is owned by Dennis Pierce, a director of the Company and the Hattiesburg Bank. The Company awarded this contract to PierCon, Inc. through a competitive bidding process. The Company anticipates paying PierCon, Inc.
approximately $468,000 under this contract.

         The Company has entered into a Bank Development Agreement (the "Development Agreement") with the organizers of the Laurel Bank that allocates to the organizers substantially all of the responsibilities relating to the development of the Laurel Bank as a wholly-owned subsidiary of the Company, other than certain oversight responsibilities of the Company of various legal and accounting aspects, including state and federal regulatory matters. The Company and the organizers of the Laurel Bank believe that the leading role being taken by the organizers in the development of the Laurel Bank is necessary to demonstrate to both the Company and the Jones County community the level of local interest in forming the Laurel Bank. The Company believes that more localized participation in the development and governance of the Laurel Bank is a preferable way to achieve a presence in a market having the size and character of the Jones County area. Other than the stock options described below, the organizers of the Laurel Bank will receive no compensation for any liabilities or responsibilities they are assuming under the Development Agreement.

         Under the Development Agreement, the Company is responsible for all legal and accounting costs associated with the development of the Laurel Bank. All other costs incurred in connection with the formation of the Laurel Bank, including real estate, equipment and furnishings costs, third-party bank consulting fees and regulatory filing fees, are the responsibility of the organizers of the Laurel Bank. Until Mr. Renovich assumes the office of President of the Laurel Bank concurrently with the commencement of its operations, the organizers of the Laurel Bank have also agreed to reimburse to the Company 60% of the cost to the Company of Mr. Renovich's salary under his employment agreement with the Company. See "-Employment Agreements." To fund their share of the costs under the Development Agreement, the organizers of the Laurel Bank have obtained a line of credit from the Hattiesburg Bank. Under the Development Agreement, the obligations under the line of credit are to be satisfied from the proceeds used in the capitalization of the Laurel Bank, absent any breach by the organizers of the Laurel Bank of the Development Agreement. If the Laurel Bank fails to become capitalized within regulatory minimums or fails to commence operations following its capitalization, the Company has agreed to assume the obligations under the line of credit as long as the organizers of the Laurel Bank have subscribed and paid for at least $2.0 million of Common Stock in this offering and the failure of the Laurel Bank to become adequately capitalized or to commence operations is not the result of a negligent, willful, or intentional act or omission of the Company or any authorized representative of the Company. In all other events, the organizers of the Laurel Bank will remain liable under the line of credit.

         The Development Agreement designates the composition of the executive officers of the Laurel Bank and provides that the initial Board of Directors of the Laurel Bank is to be composed of the organizers of the Laurel Bank, David
E. Johnson, and Charles Ruffin. In addition, as long as the organizers of the Laurel Bank have subscribed and paid for at least $2.0 million of Common Stock in this offering and the Laurel Bank has opened for business, the Company is required to expand the Company's Board of Directors and to appoint four of the organizers of the Laurel Bank to the Company's Board. In anticipation of achieving each of these goals, the Company has already appointed the four organizers to the Company's Board. See " -- Management."

         Upon the incorporation and capitalization of the Laurel Bank, the Development Agreement also obligates the organizers of the Laurel Bank to convey to the Laurel Bank all real estate and leasehold interests held or acquired by the organizers in connection with the development and organization of the Laurel Bank. In addition, until June 30, 1999, each of the parties to the Development Agreement is prohibited from participating in the formation of a new financial institution or the affiliation with or expansion of an existing financial institution within a 50-mile radius of Laurel, Mississippi, other than activities relating to the organization and development of the Laurel Bank. Moreover, the Development Agreement provides that the Company will grant stock options to the initial directors and executive officers of the Laurel Bank and the members of the Company's Board of Directors. The granting of the options will be subject to shareholder approval and the number of options provided for will be adjusted proportionately to the amount of the offering. See " -- Stock Option Grants."

         In order to fund various costs and expenses associated with the development and organization of the Laurel Bank, the organizers of the Laurel Bank have obtained from the Hattiesburg Bank a $300,000 line of credit bearing interest at the Hattiesburg Bank's prime rate. As of August 31, 1998, approximately $90,000 was outstanding under the line of credit. Principal and interest under the line of credit are due in a lump-sum payment on June 14, 1999, unless such payment date is extended by the Hattiesburg Bank. Each of the organizers has personally guaranteed up to $35,000 of the line of credit. To the extent the Laurel Bank has not been capitalized on or before the payment due date of the line of credit, it is the intention of the Hattiesburg Bank to extend the payment due date on the line of credit as appropriate to accommodate the expected capitalization timetable for the Laurel Bank, provided that there has been no breach by the organizers under the terms of the Bank Development Agreement executed between the organizers and the Company. The Company believes that the terms of the line of credit are no more or less favorable to the Hattiesburg Bank than those that would be obtainable through arms' length negotiations with unrelated third parties for similar services.

EXCULPATION AND INDEMNIFICATION

         The Articles of Incorporation of the Company contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to the Company or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

         Under its Bylaws, the Company must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of the Company or the Hattiesburg Bank or any other corporation which the person served as a director at the request of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

         Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his duties, any business opportunity of the Company, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law approved dividends or other distributions in violation of the Mississippi Business Corporation Act (the "Corporation Act"), or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of the Company, the Corporation Act requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. The Corporation Act also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

         The Board of Directors of the Company also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth the number and percentage of outstanding shares of Common Stock beneficially owned as of the date of this Prospectus out of a total of 721,848 shares of Common Stock by (a) the President and Chief Executive Officer of the Company, (b) each director of the Company, (c) all executive officers and directors of the Company as a group, and (d) each person or entity known to the Company to own more than 5% of the outstanding Common Stock. This table also reflects the anticipated purchases by existing executive officers and directors of the Company and by the organizers of the Laurel Bank. All such purchases will be made in this offering at a price of $15.00 per share, the same price at which shares are being offered to the public. No person is expected to own more than 5% of the shares of the Common Stock immediately after the offering. However, executive officers and directors of the Company and organizers of the Laurel Bank may purchase additional shares in the offering, including up to 100% of the shares in the offering, and may do so to enable the Company to achieve the minimum offering amount. Any such shares purchased by such persons will be purchased for investment and not with a view to resale. Although each individual described above has indicated that he or she intends to purchase the number of shares indicated, none of these individuals will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this Prospectus.


                                                  SHARES BENEFICIALLY OWNED          SHARES ANTICIPATED TO BE OWNED
                                                    PRIOR TO THE OFFERING                 FOLLOWING THE OFFERING
                                                 ---------------------------     --------------------------------------
                                                                                           PERCENTAGE OF    PERCENTAGE
                                                                                              MINIMUM       OF MAXIMUM
NAME OF BENEFICIAL OWNER                             NUMBER(1)   PERCENTAGE(2)   NUMBER       OFFERING       OFFERING
------------------------                             ------      ----------      ------    -------------    ----------
DIRECTORS AND EXECUTIVE OFFICERS:
David W. Bomboy(3)                                     29,094       4.02%         29,094       2.74%            2.32%
E. Ricky Gibson(4)                                     16,594       2.30          18,261       1.72             1.45
David E. Johnson(5)                                    33,255       4.51          34,922       3.24             2.75
Fred A. McMurry(6)                                     16,094       2.23          22,761       2.14             1.81
Dawn T. Parker(7)                                      33,194       4.59          33,861       3.19             2.70
Perry Edward Parker(8)                                 27,344       3.78          30,677       2.89             2.44
Ted E. Parker(9)                                       12,614       1.74          13,281       1.25             1.06
Dennis L. Pierce(10)                                   11,094       1.53          12,761       1.20             1.02
Charles T. Ruffin(11)                                   7,556       1.04           7,556       0.71             0.60
A.L. Smith(12)                                         11,094       1.53          11,761       1.11             0.94
Andrew D. Stetelman(13)                                11,394       1.58          11,394       1.07             0.91
Executive officers and directors as a group           210,827      28.03%        270,163      24.74%           21.02%
  (15 persons) (14)

                                                  SHARES BENEFICIALLY OWNED          SHARES ANTICIPATED TO BE OWNED
                                                    PRIOR TO THE OFFERING                FOLLOWING THE OFFERING
                                                 -----------------------------  -----------------------------------------
                                                                                           PERCENTAGE OF    PERCENTAGE
                                                                                              MINIMUM       OF MAXIMUM
NAME OF BENEFICIAL OWNER                             NUMBER(1)   PERCENTAGE(2)   NUMBER       OFFERING       OFFERING
------------------------                             ------      ----------      ------    -------------    ----------
ORGANIZERS OF THE LAUREL BANK:
Roy H. Boutwell                                          0          0.00%          8,333       0.78%            0.66%
Michael W. Chancellor                                    0          0.00           8,000       0.75             0.64
M. Ray (Hoppy) Cole, Jr.                                 0          0.00           6,667       0.63             0.53
Dr. Peeler G. Lacey                                  6,500          0.90          16,500       1.55             1.31
Charles R. Lightsey                                      0          0.00          14,000       1.32             1.12
Eric E. (Ric) Lindstrom                                  0          0.00          13,333       1.26             1.06
Dr. John J. McGraw                                       0          0.00          10,000       0.94             0.80
Trent A. Mulloy                                          0          0.00           6,667       0.63             0.53
William M. Renovich, Jr.                                 0          0.00           8,333       0.78             0.66
David L. Rice, III, D.M.D.                               0          0.00           6,667       0.63             0.53
J. Douglas Seidenburg                                1,500          0.21           1,500       0.14             0.12
Ralph T. Simmons                                         0          0.00          13,667       1.29             1.09
Josephine Waites                                         0          0.00           6,667       0.63             0.53
Nick D. Welch                                            0          0.00          16,667       1.57             1.33
William H. Wells                                         0          0.00           8,000       0.75             0.64

OTHER SIGNIFICANT SHAREHOLDERS

John Hudson(15)                                     39,194          5.42%         39,194       3.69%            3.12%

----------

(1) Information relating to the beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of each security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of Common Stock subject to currently exercisable options. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.
(2) Percent is calculated by treating shares subject to options held by the named individual which are exercisable within the next 60 days as if outstanding, but treating shares subject to options not exercisable within 60 days as not outstanding.
(3) Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(4) Includes 500 shares for which the beneficial ownership is attributable to Mr. Gibson as a result of his son's ownership of 250 shares and his daughter's ownership of 250 shares. Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.

(5) Includes 1,362 shares for which the beneficial ownership is attributable to Mr. Johnson as a result of his wife's ownership of 1,162 shares and his daughters' ownership of 200 shares. Includes currently exercisable options to purchase a total of 15,531 shares of Common Stock.
(6) Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(7) Includes 5,850 shares for which the beneficial ownership is attributable to Ms. Parker as a result of her children's ownership of 5,850 shares. Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(8) Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(9) Includes 1,520 shares for which the beneficial ownership is attributable to Mr. Parker as a result of his wife's ownership of 1,120 shares and his children's ownership of 400 shares. Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(10) Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(11) Includes currently exercisable options to purchase a total of 4,813 shares of Common Stock.
(12) Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(13) Includes 300 shares for which the beneficial ownership is attributable to Mr. Stetelman as a result of his children's ownership of 300 shares. Includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.
(14) Includes 30,190 shares that the officers and directors have the right to acquire directly or indirectly within 60 days pursuant to the exercise of stock options under the 1997 Stock Option Plan. These figures also include Messrs. Cole, Renovich, Rice, Seidenburg, and Simmons, each of whom is listed in the section "Organizers of the Laurel Bank" but is also a director or executive officer of the Company.
(15) Includes 4,100 shares for which the beneficial ownership is attributable to Mr. Hudson as a result of his wife's ownership of 1,100 shares and his grandchildren's ownership of a total of 3,000 shares. Also includes currently exercisable options to purchase a total of 1,094 shares of Common Stock.

PURCHASE OF COMMON STOCK BY ORGANIZERS OF THE LAUREL BANK

         As of the date of this Prospectus, none of the organizers of the Laurel Bank has entered into any agreement or arrangement that obligates the organizers of the Laurel Bank to purchase any shares of Common Stock. Collectively, however, the organizers of the Laurel Bank (together with members of their families) have indicated that they intend to purchase an aggregate of 166,667 shares of Common Stock in the offering. In order to achieve the sale of the minimum amount of shares offered hereby or for other reasons, the organizers of the Laurel Bank may also purchase an amount of shares in addition to the number reflected above.

                            DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share, the rights and preferences of which may be designated as the Board of Directors may determine. As of the date of this Prospectus, 721,848 shares of Common Stock were outstanding and were held of record by approximately 713 shareholders. After the completion of this offering, there will be 1,255,181 shares of Common Stock outstanding (based on the maximum offering). No shares of Preferred Stock are currently outstanding.

COMMON STOCK

         Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to any classes or series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

         The Articles provide that the Board of Directors is authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of the Preferred Stock in one or more classes or series and to fix the designations, preferences, and other rights and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution, or winding-up. In addition, any such shares of Preferred Stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of Preferred Stock outstanding. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, and in certain circumstances such issuances could have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue any Preferred Stock.

CERTAIN ANTITAKEOVER EFFECTS

         The provisions of the Articles, the Bylaws and the Corporation Act summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Authorized but Unissued Stock. The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company's management.

         Number and Qualifications of Directors. The Articles and Bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office or the shareholders, but may not consist of fewer than nine nor more than 25 members.

         Classified Board of Directors. The Articles and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable.

         Removal of Directors and Filling Vacancies. A director may only be removed for cause, and only by the unanimous consent of the shareholders or at a meeting called for the specific purpose of such removal. The Bylaws also provide that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When a director resigns effective at a future date, a majority of directors then in office, including the director who is to resign, may vote on filling the vacancy.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee of the Board, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by the Secretary of the Company on or before the later to occur of (i) 60 days prior to the meeting or (ii) 10 days after notice of the meeting is provided to the shareholders. The Company may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Limitations on Shareholders' Action by Written Consent. The Bylaws permit shareholder action by written consent in lieu of a meeting only if such consent is unanimous.

         Certain Nomination Requirements. Pursuant to the Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide the Company within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Company's Board of Directors.

         Control Share Acquisition Provision. The Articles include a control share acquisition provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the Board of Directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered "excess stock" and will not be entitled to vote.

         Any person who proposes to make or has made a control share acquisition may deliver a statement to the Company describing the person's background and the control share acquisition and requesting a special meeting of shareholders of the Company to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement with the Company, the Company may elect to repurchase the acquiring person's shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by the shareholders.

         Consideration of Other Constituencies in Mergers. The Corporation Act grants the Board of Directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and its shareholders, to take into account the effect of the transaction on the employees, customers, and suppliers of the Company and upon the communities in which the offices of the Company are located.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering (assuming sale of the maximum offering), the Company will have 1,255,181 shares of Common Stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean possession of the power to direct the management and policies of the person. Affiliates of a company generally include its directors, executive officers, and principal shareholders. Securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144 an affiliate of the Company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                     EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1996 and 1997 and the consolidated statements of the operations, shareholders' equity, and cash flows of the Company for each of the years in the period ended December 31, 1997 have been included in this Prospectus in reliance on the report of independent auditors T. E. Lott & Company, given on the authority of that firm as an expert in accounting and auditing.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of this site is http://www.sec.gov.

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained herein regarding the provisions of documents filed as exhibits to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission. Any interested party may inspect the Registration Statement without charge at the public reference facilities of the Commission described above and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



THE FIRST BANCSHARES, INC.

Report of Independent Certified Public Accountants.......................................  F-2

Consolidated Balance Sheets at December 31, 1997 and 1996, and at June 30, 1998
      (unaudited)........................................................................  F-3

Consolidated Statements of Operations for the Years Ended December 31, 1997 and 1996,
      and for the Six Months Ended June 30, 1998 and 1997 (unaudited)....................  F-4

Consolidated Statement of Shareholders' Equity for the Years Ended December 31, 1997 and
      1996 and for the Six Months Ended June 30, 1998 (unaudited)........................  F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996,
      and for the Six Months Ended June 30, 1998 and 1997 (unaudited)....................  F-6

Notes to Consolidated Financial Statements...............................................  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






Board of Directors and Shareholders
The First Bancshares, Inc.
Hattiesburg, Mississippi


We have audited the accompanying consolidated balance sheets of The First Bancshares, Inc., and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The First Bancshares, Inc., and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                    T.E. Lott & Company


Columbus, Mississippi
February 11, 1998

                           THE FIRST BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                                      December 31,
                                                           June 30,         -------------------------------
                           ASSETS                            1998               1997               1996
-------------------------------------------------------  ------------       ------------       ------------
                                                          (Unaudited)
Cash and due from banks ...............................  $    665,063       $    970,262       $  1,458,586
Federal funds sold ....................................     2,875,000          1,870,000          2,311,386
Securities (Note C):
   Held to maturity ...................................       396,820            506,725                 --
   Available for sale .................................     5,992,875          3,796,862          4,216,027
                                                         ------------       ------------       ------------
     Total securities .................................     6,389,695          4,303,587          4,216,027
                                                         ------------       ------------       ------------
Loans (Note D):
   Loans ..............................................    23,344,724         17,487,427          4,327,420
   Reserve for loan losses ............................       263,814            193,566             37,148
                                                         ------------       ------------       ------------
     Net loans ........................................    23,080,910         17,293,861          4,290,272
                                                         ------------       ------------       ------------
Premises and equipment (Note E) .......................     2,152,044          2,092,225          1,691,760
Interest receivable ...................................       436,661            188,365             35,576
Other assets ..........................................       940,055            808,338            173,153
                                                         ------------       ------------       ------------
     Total assets......................................  $ 36,539,428       $ 27,526,638       $ 14,176,760
                                                         ============       ============       ============

         LIABILITIES AND SHAREHOLDERS' EQUITY
-------------------------------------------------------

Deposits:
   Noninterest-bearing ................................  $  2,988,329       $  2,479,084       $  1,566,076
   Time, $100,000 or more .............................     6,308,853          2,631,198            400,000
   Other interest-bearing .............................    20,714,246         15,948,103          5,540,573
                                                         ------------       ------------       ------------
     Total deposits ...................................    30,011,428         21,058,385          7,506,649
Interest payable ......................................       132,856             94,649             26,646
Other liabilities .....................................        17,977              5,900             22,936
                                                         ------------       ------------       ------------
     Total liabilities ................................    30,162,261         21,158,934          7,556,231
                                                         ------------       ------------       ------------

Commitments and contingent liabilities (Note J)
Shareholders' Equity (Note F):
   Common stock, par value $1.00 per share;
     10,000,000 shares authorized; issued and
     outstanding 721,848 at June 30, 1998 and
     December 31, 1997 and 1996........................       721,848            721,848            721,848
   Preferred stock, par value $1.00 per share,
     10,000,000 shares authorized; no shares issued
     and outstanding...................................            --                 --                 --
   Additional paid-in capital .........................     6,451,456          6,451,456          6,451,456
   Accumulated deficit ................................      (804,131)          (817,651)          (555,658)
   Accumulated other comprehensive income .............         7,994             12,051              2,883
                                                         ------------       ------------       ------------
     Total shareholders' equity .......................     6,377,167          6,367,704          6,620,529
                                                         ------------       ------------       ------------
                                                         $ 36,539,428       $ 27,526,638       $ 14,176,760
                                                         ============       ============       ============



        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                   Six Months Ended June 30,           Years ended December 31,
                                                 ----------------------------       -----------------------------
                                                     1998             1997              1997              1996
                                                 -----------      -----------       -----------       -----------
                                                         (Unaudited)
INTEREST INCOME
   Interest and fees on loans ...............    $ 1,171,360      $   367,347       $ 1,141,101       $    80,035
   Interest and dividends on investment
     securities - taxable....................        171,073          144,205           290,247            60,738
   Interest on federal funds sold ...........         34,236           48,900            91,354           119,003
   Interest on deposits in banks ............             --               --                --             6,516
   Other, preopening ........................             --               --                --           183,083
                                                 -----------      -----------       -----------       -----------
                                                   1,376,669          560,452         1,522,702           449,375
                                                 -----------      -----------       -----------       -----------

INTEREST EXPENSE
   Interest on time deposits of $100,000 or
     more ...................................        137,037           23,428            68,385             7,433
   Interest on other deposits ...............        494,625          201,816           572,762            66,052
   Interest on borrowed funds ...............         32,586               --                --             5,909
                                                 -----------      -----------       -----------       -----------
                                                     664,248          225,244           641,147            79,394
                                                 -----------      -----------       -----------       -----------
   Net interest income ......................        712,421          335,208           881,555           369,981
   Provision for loan losses ................         70,248           84,358           156,418            37,148
                                                 -----------      -----------       -----------       -----------
     Net interest income after provision
       for loan losses ......................        642,173          250,850           725,137           332,833

OTHER INCOME
   Service charges on deposit accounts ......         67,842            6,374            67,543             2,136
   Other service charges and fees ...........         15,221               --            24,723             2,190
   Other (Note E) ...........................         10,073           39,122           123,858                --
                                                 -----------      -----------       -----------       -----------
                                                      93,136           45,496           216,124             4,326
                                                 -----------      -----------       -----------       -----------

OTHER EXPENSES
   Salaries .................................        316,157          247,256           531,754           172,051
   Employee benefits ........................         58,824           50,182           100,538            34,328
   Occupancy expense ........................         49,140           25,387            77,401            13,166
   Furniture and equipment expense ..........         66,851           52,592           122,739            51,942
   Marketing and public relations ...........         16,392           21,256            43,245            21,182
   Other ....................................        214,425          153,466           327,577           176,253
   Preopening expenses (Note K) .............             --               --                --           223,985
                                                 -----------      -----------       -----------       -----------
                                                     721,789          550,139         1,203,254           692,907
                                                 -----------      -----------       -----------       -----------
Net income (loss) ...........................         13,520         (253,793)      $  (261,993)      $  (355,748)
                                                 ===========      ===========       ===========       ===========
Net income (loss) per common share (Note
   B-12) ....................................    $       .02      $      (.35)      $      (.36)      $      (.58)
                                                 ===========      ===========       ===========       ===========
Net income (loss) per common share -
   assuming dilution (Note B-12) ............    $       .02      $      (.35)      $      (.36)      $      (.58)
                                                 ===========      ===========       ===========       ===========


        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                 Accumulated
                                                                                                    Other
                                                             Additional                            Compre-
                                             Common            Paid-in         Accumulated         hensive
                                              Stock            Capital           Deficit            Income            Total
                                           -----------       -----------       -----------       -----------       -----------
BALANCE, JANUARY 1, 1996 ............      $        10       $        90       $  (199,910)      $        --       $  (199,810)

Issuance of common stock,
   net of issuance costs ............          721,848         6,451,456                                             7,173,304

Comprehensive income:

Net loss for 1996 ...................               --                --          (355,748)               --                --

Unrealized gain on
   available-for-sale securities ....               --                --                --             2,883                --

Comprehensive income ................               --                --                --                --          (352,865)

Redemption of
   organization stock ...............              (10)              (90)               --                --              (100)
                                           -----------       -----------       -----------       -----------       -----------

BALANCE, DECEMBER 31, 1996 ..........          721,848         6,451,456          (555,658)            2,883         6,620,529

Comprehensive income:

Net loss for 1997 ...................               --                --          (261,993)               --                --

Net change in unrealized gain on
   available-for-sale securities,
   net of tax .......................               --                --                --             9,168                --

Comprehensive income ................               --                --                --                --          (252,825)
                                           -----------       -----------       -----------       -----------       -----------

BALANCE, DECEMBER 31, 1997 ..........      $   721,848       $ 6,451,456       $  (817,651)      $    12,051       $ 6,367,704

Comprehensive income:

Net income for the period ...........               --                --            13,520                --                --

Net change in unrealized gain on
   available-for-sale securities,
   net of tax .......................               --                --                --            (4,057)               --

Comprehensive income ................               --                --                --                --             9,463
                                           -----------       -----------       -----------       -----------       -----------

BALANCE, JUNE 30, 1998
   (UNAUDITED) ......................      $   721,848       $ 6,451,456       $  (804,131)      $     7,994       $ 6,377,167
                                           ===========       ===========       ===========       ===========       ===========


        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 Six Months Ended June 30,              Years Ended December 31,
                                                              -------------------------------       -------------------------------
                                                                  1998               1997               1997               1996
                                                              ------------       ------------       ------------       ------------
                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss ...........................................      $     13,520       $   (253,793)      $   (261,993)      $   (355,748)
   Adjustments to reconcile net income to net cash:
     Depreciation and amortization ....................           100,642             60,261            157,333             42,210
     Provision for loan losses ........................            70,248             84,358            156,418             37,148
Amortization and accretion ............................           (42,536)            48,761           (101,992)           (13,285)
Increase in interest receivable .......................          (248,296)          (618,984)          (152,789)           (35,576)
Increase in other assets ..............................          (162,623)           (12,168)          (672,157)           (69,791)
Increase in interest payable ..........................            38,207             64,604             68,003             26,646
(Decrease) increase in other liabilities ..............            12,077             (5,725)           (17,036)            12,808
                                                             ------------       ------------       ------------       ------------
     Net cash used in operating activities ............          (218,761)          (632,686)          (824,213)          (355,588)
                                                             ------------       ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of available-for-sale securities .........        (4,330,979)        (4,248,013)        (6,252,319)        (4,949,859)
   Proceeds from maturities and calls of
   available-for-sale securities ......................         2,283,350          3,000,425          6,782,920            750,000
   Purchase of securities to be held-to-maturity ......                --                 --           (507,001)                --
   Increase in loans ..................................        (5,857,297)        (6,823,985)       (13,160,007)        (4,327,420)
   Additions to premises and equipment ................          (129,555)          (545,228)          (520,826)        (1,585,625)
                                                             ------------       ------------       ------------       ------------
     Net cash used in investing activities ............        (8,034,481)        (8,616,801)       (13,657,233)       (10,112,904)
                                                             ------------       ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in deposits ...............................         8,953,043          7,124,501         13,551,736          7,506,649
   Decrease in borrowed funds .........................                --                 --                 --           (441,950)
   Proceeds from issuance of stock, net ...............                --                 --                 --          7,173,204
                                                             ------------       ------------       ------------       ------------

   Net cash provided by financing activities ..........         8,953,043          7,124,501         13,551,736         14,237,903

Net increase (decrease) in cash and cash equivalents ..           699,801         (2,124,986)          (929,710)         3,769,411

Cash and cash equivalents at beginning of year ........         2,840,262          3,769,972          3,769,972                561
                                                             ------------       ------------       ------------       ------------

Cash and cash equivalents at end of year ..............         3,540,063          1,644,986       $  2,840,262       $  3,769,972
                                                             ============       ============       ============       ============

CASH PAID DURING THE YEAR FOR:
   Interest ...........................................           626,041            262,726       $    573,144       $     52,748
   Income taxes .......................................                --                 --                 --                 --



        The accompanying notes are an integral part of these statements.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - ORGANIZATION

    The First Bancshares, Inc. (the Company) was incorporated under the laws of Mississippi on June 23, 1995 (the "Inception Date"), for the purpose of becoming a one-bank holding company. From the Inception Date through August 5, 1996, the Company was a development-stage company and its activities during the period consisted of its organization, the conducting of its initial public stock offering, pursuit of the approval of the Office of the Comptroller of the Currency ("OCC") for its application to charter its subsidiary bank, the First National Bank of South Mississippi (the "Bank"), and the establishing of systems, hiring and training of personnel, and other matters related to the opening of the Bank. The Bank began its operations on August 5, 1996.


NOTE B - SUMMARY OF ACCOUNTING POLICIES

    1.   PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated.

    2.   NATURE OF OPERATIONS

    The Company as a bank holding company is regulated by the Federal Reserve Bank.

    The Bank operates under a national bank charter and provides full banking services. It is subject to the regulation of the OCC. The Bank provides services primarily to Forrest and Lamar Counties of Mississippi.

    3.   ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    4.   SECURITIES

    Investments in securities are classified into three categories and are accounted for as follows:

    Available-for-Sale Securities

    Securities classified as available-for-sale are those securities that are intended to be held for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including movements in interest rates, liquidity needs, security risk assessments, changes in the mix of assets and liabilities and other similar factors. These securities are carried at their estimated fair value, and the net unrealized gain or loss is reported in shareholders' equity, net of tax, when applicable, until realized.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

    Gains and losses on the sale of available-for-sale securities are determined using the adjusted cost of the specific security sold.

    Premiums and discounts are recognized in interest income using the interest method.

    Securities to be Held-to-Maturity

    Securities classified as held-to-maturity are those securities for which there is a positive intent and ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, computed by the interest method.

    Trading Account Securities

    Trading account securities are those securities which are held for the purpose of selling them at a profit. There were no trading account securities on hand at December 31, 1997 and 1996.

    5.    LOANS

    Loans are carried at the principal amount outstanding, net of the reserve for loan losses. Interest income on loans is recognized based on the principal balance outstanding and the stated rate of the loan.

    6.   RESERVE FOR LOAN LOSSES

    For financial reporting purposes, the provision for loan losses charged to operations is based upon management's estimations of the amount necessary to maintain the reserve at an adequate level, considering losses charged to the loan portfolio, current economic conditions, credit reviews of the loan portfolio, and other factors warranting consideration. Reserves for any impaired loans are generally determined based on collateral values. Loans are charged against the reserve for loan losses when management believes the collectibility of the principal is unlikely. The reserve is maintained at a level believed adequate by management to absorb potential loan losses.

    7.   PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost, less accumulated depreciation. The depreciation policy is to provide for depreciation over the estimated useful lives of the assets using the straight-line method. Repairs and maintenance expenditures are charged to operating expenses; major expenditures for renewals and betterments are capitalized and depreciated over their estimated useful lives.

    8.   ORGANIZATION COSTS

    Organization costs consisting of incorporation expenses are included in other assets and are being amortized to expense over a sixty-month period.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B - SUMMARY OF ACCOUNTING POLICIES (Continued)

    9.   INCOME TAXES

    A deferred tax asset or liability is recognized for the future income tax effects attributable to the differences in the tax bases of assets or liabilities and their reported amounts in the financial statements, as well as operating loss and tax credit carryforwards. The deferred tax asset or liability is measured using the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be realized.

    10.  STATEMENT OF CASH FLOWS

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for a one-day period.

    11.   OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, credit card lines and standby letters of credit. Such financial instruments are recorded in the financial statements when they are exercised.

    12.  NET LOSS PER SHARE

    In February, 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, "Earnings Per Share," which is effective for years ending after December 15, 1997. Under Statement No. 128, two per share amounts are to be considered and presented, if applicable. Basic per share data is calculated based on the weighted-average number of common shares outstanding during the reporting period. Diluted per share data includes any dilution from potential common stock outstanding, such as exercise of stock options.

    The following table discloses the reconciliation of the numerators and denominators of the basic and diluted computations:

                                       For the Year Ended                        For the Year Ended
                                       December 31, 1997                          December 31, 1996
                          ----------------------------------------    ----------------------------------------
                            Net Loss         Shares      Per Share      Net Loss         Shares      Per Share
                          (Numerator)     (Denominator)     Data      (Numerator)     (Denominator)     Data
                          -----------     -------------  ---------    -----------     -------------  ---------
Basic per share .....      $(261,993)        721,848      $ (.36)      $(355,748)        612,435      $ (.58)
                                                          ======                                      ======

Effect of dilutive
   shares:
Stock options .......             --           8,865                          --              --
                           ---------       ---------                   ---------       ---------
Diluted per share ...      $(261,993)        730,713      $ (.36)      $(355,748)        612,435      $ (.58)
                           =========       =========      ======       =========       =========      ======

    The diluted per share amounts were computed by applying the treasury stock method.

NOTE C - SECURITIES

    Securities at December 31, 1997 and 1996, consisted of available-for-sale securities with a carrying amount of $3,796,862 and $4,216,027, respectively, and securities held-to-maturity with a carrying amount of $506,725 and $ -0-, respectively. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value of these securities at December 31, 1997 and 1996, are as follows:

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE C - SECURITIES (CONTINUED)


                                                                                    1997
                                                         ----------------------------------------------------------
                                                                           Gross           Gross
                                                          Amortized      Unrealized      Unrealized       Estimated
                                                            Cost            Gains          Losses        Fair Value
                                                         ----------      ----------      ----------      ----------
Available-for-sale securities:
   U.S. Treasury securities .......................      $  499,928      $    3,822      $       --      $  503,750
   Obligations of U. S. Government agencies .......         500,000              --             310         499,690
   Mortgage-backed securities .....................       2,126,525           9,721           1,181       2,135,065
   Equity securities ..............................         167,950              --              --         167,950
   Other securities ...............................         490,407              --              --         490,407
                                                         ----------      ----------      ----------      ----------
                                                         $3,784,810      $   13,543      $    1,491      $3,796,862
                                                         ==========      ==========      ==========      ==========
Held-to-maturity securities:
   Mortgage-backed securities .....................      $  506,725      $      877      $       --      $  507,602
                                                         ==========      ==========      ==========      ==========


                                                                                    1996
                                                         ----------------------------------------------------------
                                                                           Gross           Gross
                                                          Amortized      Unrealized      Unrealized       Estimated
                                                            Cost            Gains          Losses        Fair Value
                                                         ----------      ----------      ----------      ----------
Available-for-sale securities:
   Obligations of U.S. Government agencies ........      $3,458,269      $    3,486      $    4,448      $3,457,307
   Mortgage-backed securities .....................         596,475           3,845              --         600,320
   Equity securities ..............................         158,400              --              --         158,400
                                                         ----------      ----------      ----------      ----------
                                                         $4,213,144      $    7,331      $    4,448      $4,216,027
                                                         ==========      ==========      ==========      ==========

    The scheduled maturities of securities at December 31, 1997, are as follows:

                                                                     Amortized         Estimated
                                                                       Cost           Fair Value
                                                                    ----------        ----------
Due in one year or less........................................     $  490,407        $  490,407
Due after one year through five years..........................        999,928         1,003,440
Mortgage-backed securities and equity securities...............      2,801,200         2,810,617
                                                                    ----------        ----------
                                                                    $4,291,535        $4,304,464
                                                                    ==========        ==========

    Actual maturities can differ from contractual maturities because the obligations may be called or prepaid with or without penalties.

    Equity securities consist of stock in the Federal Reserve Bank, the transferability of which is restricted.

    No gains and losses were realized on available-for-sale securities in 1997 and 1996.

    Securities with a carrying value of $499,310 and $ -0- at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE D - LOANS

    Loans outstanding include the following types at December 31, 1997 and 1996:

                                                                         (In thousands)
                                                                   -------------------------
                                                                     1997              1996
                                                                   --------          -------
Commercial, financial, and agricultural....................        $  5,187          $ 1,106
Real estate - construction.................................           2,031               36
Real estate - mortgage:
    Commercial.............................................           4,166            1,508
    Residential............................................           3,698            1,205
Consumer...................................................           2,392              470
Other......................................................              13                2
                                                                   --------          -------
                                                                     17,487            4,327
Reserve for loan losses....................................            (193)             (37)
                                                                   --------          -------

                                                                   $ 17,294          $ 4,290
                                                                   ========          =======


    Activity in the reserve for loan losses included a provision for loan losses charged to operations of $156,418 and $37,148 for the years ended December 31, 1997 and 1996. For the period ended December 31, 1997 and 1996, the Bank had no loans classified as impaired.


NOTE E - PREMISES AND EQUIPMENT

    The detail of premises and equipment at December 31, 1997 and 1996, is as follows:

                                                                   1997             1996
                                                               -----------      -----------
Premises:
    Land...................................................    $   453,366      $   452,121
    Buildings and improvements.............................      1,380,205           60,863
Equipment..................................................        421,225          342,443
Construction in process....................................             --          878,543
                                                               -----------      -----------
                                                                 2,254,796        1,733,970
Less accumulated depreciation..............................       (162,571)         (42,210)
                                                               -----------      -----------
                                                               $ 2,092,225      $ 1,691,760
                                                               ===========      ===========

    The amounts charged to operating expense for depreciation were $120,361 and $42,210 in 1997 and 1996, respectively.

    Included in other income for the year ended December 31, 1997, is a gain of $112,177 from the sale of nonbanking real estate.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE F - REGULATORY MATTERS

    The Company and its subsidiary bank are subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgment by regulators about components, risk weightings, and other related factors.

    To ensure capital adequacy, quantitative measures have been established by regulators and these require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (leverage). Management believes, as of December 31, 1997, that the Company and the Bank exceed all capital adequacy requirements.

    At December 31, 1997, the Bank was categorized by regulators as well-capitalized under the regulatory framework for prompt corrective action. A financial institution is considered to be well-capitalized if it has total risk-based capital of 10% or more, has Tier 1 risk-based ratio of 6% or more, and has a Tier 1 leverage capital ratio of 5% or more. There are no conditions or anticipated events that, in the opinion of management, would change the categorization.

    The actual capital amounts and ratios at December 31, 1997 and 1996, are presented in the following table. No amount was deducted from capital for interest-rate risk exposure.


                                                              Company
                                                           (Consolidated)                   Bank
                                                        -------------------         -------------------
                                                        Amount        Ratio         Amount        Ratio
                                                        ------        -----         ------        -----
                                                                     (Dollars in thousands)
DECEMBER 31, 1997
    Total risk-based..............................      $6,496        31.7%         $5,025        24.5%
    Tier 1 risk-based.............................       6,303        30.7%          4,829        23.6%
    Tier 1 leverage...............................       6,303        30.3%          4,829        23.2%

DECEMBER 31, 1996
    Total risk-based..............................      $6,655        91.8%         $4,842        69.8%
    Tier 1 risk-based.............................       6,618        91.3%          4,805        69.1%
    Tier 1 leverage...............................       6,618        46.6%          4,805        34.5%


    The minimum amounts of capital and ratios as established by banking regulators at December 31, 1997 and 1996, are as follows:

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE F - REGULATORY MATTERS (CONTINUED)

                                                                              (Dollars in thousands)
                                                                  -----------------------------------------------
                                                                       Company
                                                                    (Consolidated)                    Bank
                                                                  -------------------         -------------------
                                                                  Amount        Ratio         Amount        Ratio
                                                                  ------        -----         ------        -----
DECEMBER 31, 1997
    Total risk-based........................................      $1,640         8.0%         $1,638         8.0%
    Tier 1 risk-based.......................................         820         4.0%            819         4.0%
    Tier 1 leverage.........................................         839         4.0%            832         4.0%

DECEMBER 31, 1996
    Total risk-based........................................      $  580         8.0%         $  556         8.0%
    Tier 1 risk-based.......................................         290         4.0%            278         4.0%
    Tier 1 leverage.........................................         569         4.0%            557         4.0%

    The Company's dividends, if any, will be made from dividends received from the Bank. The OCC limits dividends of a national bank in any calendar year to the net profits of that year combined with the retained net profits for the two preceding years. At December 31, 1997, the Bank had no retained net profits free of the restrictions.


NOTE G - INCOME TAXES

    The Company's accounting and reporting of income taxes is in accordance with FASB Statement No. 109, "Accounting for Income Taxes." At December 31, 1997 and 1996, the Company had a net operating loss carryforward of approximately $817,000 and $555,000, respectively, for financial reporting purposes. The realization of any deferred tax asset by the Company depends upon having sufficient taxable income in the carryforward periods. Under Statement No. 109, deferred tax assets are recognized for future deductible amounts resulting from differences in the financial statements and tax bases of assets, liabilities and operating loss carryforwards. A valuation allowance is then established to reduce the deferred tax asset to an amount that it is "more likely than not" to be realized in the future. The net operating losses during the years ended December 31, 1997 and 1996, generated deferred tax assets of approximately $306,000 and $208,000, respectively, each of which have been fully offset by a valuation allowance of the same amount.

    For income tax accounting purposes, the Company had a consolidated net operating loss of approximately $360,000 at December 31, 1997. The difference in the loss carryforward for financial and tax reporting purposes is primarily due to the deferral and amortization of pre-opening expenses over a sixty-month period for tax reporting. Carryforwards of net operating losses will expire in the year 2012 if not utilized.


NOTE H - EMPLOYEE BENEFITS

    The Company and the Bank have an employment agreement with its President and Chief Executive Officer. The initial term of the agreement is for three years with an extension provision for an additional three year term. It provides for a minimum salary to be reviewed by the Board of Directors annually and increased at its discretion and allows for participation in any management incentive programs, long-term equity incentives, and eligibility for grants of any stock options, restricted stock, and other similar awards. In the first two years of operations of the Bank, bonuses were determined by the Board of Directors. Thereafter, the bonuses will

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE H - EMPLOYEE BENEFITS (CONTINUED)

    be based upon a percentage of net profits after taxes of the Bank. Initially, the agreement granted an option to purchase up to 3% of the number of shares sold in the stock offering at a price per share equal to the initial offering price. The options vested one-third per year for the first three years of operations of the Bank and were subject to certain performance criteria as established by the Board of Directors. The option to purchase had a term of ten years. The stock option provisions of the agreement were superseded by the stock option plan adopted in 1997. In addition, the agreement provides for additional benefits in the event of termination after a change in control.

    In 1997, the Company adopted the 1997 Stock Option Plan (the "Plan"). The plan provides for the granting of options to purchase up to 72,185 shares of Company common stock by directors and key employees of the Company and its subsidiary. As of December 31, 1997, all shares had been granted. The options may be exercised at an option price equal to the fair market value of the stock at the grant date. The options may be exercised over ten years.

    The Company accounts for stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance with APB 25, no expense has been recorded in the accompanying consolidated financial statements. If FASB No. 123, "Accounting for Stock-Based Compensation" had been applied, the net loss from operations for the years ended December 31, 1997 and 1996, would have been $300,468 and $367,290, respectively, and the basic net loss per common share would have been $.42 and $.60, respectively.

    The Bank provides a deferred compensation arrangement (401(k) plan) whereby employees contribute a percentage of their compensation. For employee contributions of three percent or less, the Bank provides a matching contribution. Contributions by the Bank totaled $8,646 in 1997 and $2,017 in 1996.

NOTE I - RELATED PARTY TRANSACTIONS

    In the normal course of business, the Bank makes loans to its directors and officers and to companies in which they have a significant ownership interest. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans amounted to approximately $1,565,000 and $655,000 at December 31, 1997 and 1996,
    respectively. In the opinion of management, such loans are consistent with sound banking policies and are within applicable regulatory and lending limitations.

    The Bank contracted with a company in which a director is a principal to construct a new bank building. Approximately $310,000 in 1997 and $580,000 in 1996 were paid to the company for construction costs. Management of the Company and of the Bank are of the opinion such transactions are consistent with sound business practices.

NOTE J - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK

    In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guaranties, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Bank had outstanding letters of credit of $82,500 and $50,000 at December 31, 1997 and 1996, and had made loan commitments of approximately $1,882,000 and $785,000 at December 31, 1997 and 1996. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instrument. The Bank uses the same credit policies in making commitments and conditional obligations as it does for its lending activities. No significant losses are anticipated as a result of these transactions.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE J - COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS OF CREDIT RISK
(CONTINUED)

    The primary market area served by the Bank is Forrest and Lamar Counties within South Mississippi. Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. As of December 31, 1997, management does not consider there to be any significant credit concentration within the loan portfolio. Although the Bank's loan portfolio, as well as existing commitments, reflect the diversity of its primary market area, a substantial portion of a borrower's ability to repay a loan is dependent upon the economic stability of the area.

    The Bank has Sixteenth Section land leases and contracts for bank premises. The leases have 40 year terms with annual rentals of $20,240 subject to reappraisals every 10 years.

NOTE K - PREOPENING EXPENSES

    A summary of the components of pre-opening expenses for the year ended December 31, 1996, is as follows:

Salaries and employee benefits...................................       $153,736
Professional fees................................................         19,557
Marketing and public relations...................................          9,910
Occupancy costs..................................................         22,526
Supplies and postage.............................................          7,607
Other............................................................         10,649
                                                                        --------
                                                                        $223,985
                                                                        ========

NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS

    FASB No. 107, "Disclosure about Fair Value of Financial Instruments," requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below. The following information does not purport to represent the aggregate consolidated fair value of the Company.

    Cash and Cash Equivalents - The carrying amount of these financial instruments (cash and due from banks and federal funds sold) approximate fair value.

    Investment Securities - Fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

    Loans - For certain categories of loans, such as variable rate loans and other lines of credit, the carrying amount, adjusted for credit risk, is a reasonable estimate of fair value as the Company has the ability to reprice the loan as interest rate changes occur. The fair value of other loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    Deposits - The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturities.

    Commitments to Extend Credit - Management is of the opinion the estimated fair value is not significantly different than the contractual or notational amounts.

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

    The carrying amount and estimated fair value of the Company's consolidated financial instruments are as follows:

                                                                                           (In thousands)
                                                                        ----------------------------------------------------
                                                                           December 31, 1997            December 31, 1996
                                                                        -----------------------      -----------------------
                                                                        Carrying         Fair        Carrying         Fair
                                                                         Amount          Value        Amount          Value
                                                                        --------       --------      --------       --------
Financial Assets:
    Cash and cash equivalents ....................................      $  2,840       $  2,840      $  3,770       $  3,770
                                                                        ========       ========      ========       ========
    Investment securities ........................................      $  4,304       $  4,304      $  4,216       $  4,216
                                                                        ========       ========      ========       ========

    Loans ........................................................      $ 17,487       $ 17,466      $  4,327       $  4,320
    Reserve for loan losses ......................................          (193)            --           (37)            --
                                                                        --------       --------      --------       --------
      Net Loans ..................................................      $ 17,294       $ 17,466      $  4,290       $  4,320
                                                                        ========       ========      ========       ========

Financial Liabilities:
    Deposits:
    Noninterest-bearing demand ...................................      $  2,479       $  2,479      $  1,566       $  1,566
    Interest-bearing demand ......................................         6,666          6,666         3,912          3,912
    Savings ......................................................           200            200            71             71
    Certificates of Deposit ......................................        11,713         11,719         1,958          1,960
                                                                        --------       --------      --------       --------

      Total Deposits .............................................      $ 21,058       $ 21,064      $  7,507       $  7,509
                                                                        ========       ========      ========       ========

    Statement No. 107 prohibits adjustments for any value derived from the expected retention of deposits for a future time period. That value, often referred to as a core deposit intangible, is neither included in the fair value amounts nor recorded as an intangible asset in the consolidated balance sheets.

NOTE M - PARENT COMPANY FINANCIAL INFORMATION

    The balance sheets, statements of operations, and cash flows for The First Bancshares, Inc. (parent only) follow:

                                                                                 December 31,
                                                                         ---------------------------
                                                                            1997             1996
                                                                         ----------       ----------
                                     CONDENSED BALANCE SHEETS
Assets:
    Cash...........................................................      $       --      $       461
    Interest - bearing deposit with subsidiary bank................       1,480,758        1,515,077
    Investment in subsidiary bank..................................       4,861,510        4,807,805
    Fixed assets...................................................              --          332,077
    Other..........................................................          32,861           43,518
                                                                         ----------       ----------
                                                                         $6,375,129       $6,698,938
                                                                         ==========       ==========
Liabilities:
    Other..........................................................      $    7,425       $   78,410
    Shareholders' equity...........................................       6,367,704        6,620,528
                                                                         ----------       ----------
                                                                         $6,375,129       $6,698,938
                                                                         ==========       ==========

                           THE FIRST BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE M - PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

                                                                                    Years Ended
                                                                                    December 31,
                                                                             -------------------------
                                                                                1997            1996
                                                                             ---------       ---------
                                 CONDENSED STATEMENTS OF OPERATIONS

Interest ..............................................................      $  73,435       $ 242,583
Other .................................................................          8,134              --
                                                                             ---------       ---------
                                                                                81,569         242,583
Expenses:
    Other .............................................................         44,034          28,884
                                                                             ---------       ---------
Income before income taxes and equity in undistributed loss of
    subsidiary ........................................................         37,535         213,699
Income taxes ..........................................................          7,188          75,410
                                                                             ---------       ---------
Income before equity in undistributed loss of subsidiary ..............         30,347         138,289
Equity in undistributed loss of subsidiary ............................       (292,340)       (494,037)
                                                                             ---------       ---------
Net loss ..............................................................      $(261,993)      $(355,748)
                                                                             =========       =========


                                                                                     Years Ended
                                                                                     December 31,
                                                                            -----------------------------
                                                                                1997              1996
                                                                            -----------       -----------
                                  CONDENSED STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss .........................................................      $  (261,993)      $  (355,748)
    Add cash equivalents:
    Equity in undistributed loss of subsidiary .......................          292,340           494,037
    Other, net .......................................................          (60,327)          128,126
                                                                            -----------       -----------
    Net cash provided by (used in) operating activities ..............          (29,980)          266,415
                                                                            -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment in subsidiary .........................................               --        (5,298,960)
    Acquisition of fixed assets ......................................           (4,800)         (183,732)
                                                                            -----------       -----------
    Net cash used in investing activities ............................           (4,800)       (5,482,692)
                                                                            -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of stock, net .............................               --         7,173,204
    Payment of note payable ..........................................               --          (441,950)
                                                                            -----------       -----------
    Net cash provided by financing activities ........................               --         6,731,254
                                                                            -----------       -----------
Net increase (decrease) in cash and cash equivalents .................          (34,780)        1,514,977
Cash and cash equivalents at beginning of period .....................        1,515,538               561
                                                                            -----------       -----------
Cash and cash equivalents at end of period ...........................      $ 1,480,758       $ 1,515,538
                                                                            ===========       ===========

                           THE FIRST BANCSHARES, INC.
                     STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:      David E. Johnson                                      William M. Renovich, Jr.
         President and Chief Executive Officer                 Vice President, proposed CEO of the Laurel Bank
         The First Bancshares, Inc.                  or        The First Bancshares, Inc.
         P.O. Box 15549                                        523 Commerce Street, 2nd Floor
         Hattiesburg, Mississippi 39404-5549                   Laurel, Mississippi 39440

Gentlemen:

         You have informed me that The First Bancshares, Inc., a Mississippi corporation (the "Company"), is offering up to 533,333 shares of its Common Stock, par value $1.00 per share (the "Common Stock), at a price of $15.00 per share payable as provided herein and as described in the offering pursuant to the Prospectus furnished with this Subscription Agreement (the "Prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment to "The First Bancshares, Inc.," the amount indicated below (the "Funds"), representing the payment of $15.00 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. ACCEPTANCE OF SUBSCRIPTION. The Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.


------------------------------------------------      ---------------------------------------------------------
Number of Shares Subscribed                           Name or Names of Subscribers (Please Print)
For (minimum 100 shares)

$
------------------------------------------------      ---------------------------------------------------------
Total Subscription Price at                           Please indicate form of ownership desired (individual,
$15.00 per shares (funds must be                      joint tenants with right of survivorship, tenants in
enclosed)                                             common, trust corporation, partnership, custodian, etc.)

Date:                                                                                                    (L.S.)
     -------------------------------------------      ---------------------------------------------------------
                                                      Signature of Subscriber(s)*


                                                                                                         (L.S.)
------------------------------------------------      ---------------------------------------------------------
Social Security Number or Federal                     Signature of Subscriber(s)*
Taxpayer Identification Number

Street (Residence) Address:

         _______________________________________
         _______________________________________
         _______________________________________
         City, State and Zip Code

         *When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.


TO BE COMPLETED BY THE COMPANY:

         Accepted as of _________, 1998, as to _________ shares.


                                    THE FIRST BANCSHARES, INC.


                                    --------------------------------------------
                                    By:
                                    Title:

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.


                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.



-------------------------------------      -------------------------------------
 Signature of Subscriber                    Signature of Subscriber



-------------------------------------      -------------------------------------
 Printed Name                               Printed Name



-------------------------------------      -------------------------------------
 Social Security or Employer                Social Security or Employer
 Identification No.                         Identification No.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AT ANY TIME SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.



                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.............................................................3
Risk Factors...................................................................6
The Offering..................................................................11
Use of Proceeds...............................................................13
Market for Common Stock.......................................................14
Dividend Policy...............................................................14
Dilution......................................................................15
Capitalization................................................................16
Selected Consolidated Financial Data..........................................17
Management's Discussion and Analysis of
Financial Condition and Results of Operation..................................18
Business......................................................................33
Supervision and Regulation....................................................37
Management....................................................................43
Principal Shareholders........................................................54
Description of Securities.....................................................57
Legal Matters.................................................................59
Experts.......................................................................59
Available Information.........................................................59
Index to Financial Statements................................................F-1
Subscription Agreement.......................................................A-1

================================================================================


================================================================================

                                 533,333 SHARES




                           THE FIRST BANCSHARES, INC.




                                  COMMON STOCK



                                   ----------
                                   PROSPECTUS
                                   ----------



                               September 16, 1998

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 79-4-8.50 through 79-4-8.59 of the Mississippi Business Corporation Act (the "Act") provide the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of the Company's directors under certain circumstances. The Company's Articles of Incorporation also provide the Company with the power and authority to the fullest extent legally permissible under the Act to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company's representatives or agents in certain circumstances. Pursuant to such authority and the provisions of the Company's Articles of Incorporation, the Company intends to purchase insurance against certain liabilities that may be incurred by it and its officers and directors. Reference is also made to the discussion in the Prospectus under the caption "Description of Securities -- Director Liability."

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:

             SEC Registration Fee..................................      $  1,574
             Printing and Engraving................................        20,000
             Legal Fees and Expenses...............................        60,000
             Accounting Fees.......................................        10,000
             Blue Sky Fees and Expenses............................         3,000
             Transfer Agent and Registrar Fees and Expenses........         2,000
             Miscellaneous Disbursements...........................         3,426
                                                                         --------
             Total.................................................      $100,000
                                                                         ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         None.


ITEM 27.          EXHIBITS.
3.1. Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No.
         33-94288 on Form S-1)

3.2.     Bylaws (incorporated by reference to Exhibit 3.2 to the Company's
         Registration Statement No. 33-94288 on Form S-1)

4.1. Provisions in the Company's Articles of Incorporation and Bylaws defining the rights of holders of the Company's Common Stock
         (incorporated by reference to Exhibit 4.1 to the Company's Registration
         Statement No. 33-94288 on Form S-1)

4.2.     Form of Certificate of Common Stock (incorporated by reference to
         Exhibit 4.2 to the Company's Registration Statement No. 33-94288 on
         Form S-1)

5.1.     Opinion of Nelson Mullins Riley & Scarborough, L.L.P. Regarding
         Legality*

10.1. Amended and restated employment agreement dated November 20, 1995, by and between David E. Johnson and the Company (incorporated by reference to Exhibit 10.7 of the Company's Form 10-KSB for the fiscal year ended
         December 31, 1995, File No. 333-61081)

10.2.    Employment Agreement dated June 10, 1998 by and between the Company and
         The First National Bank of the Pine Belt and William M. Renovich, Jr.
         (incorporated by reference to Exhibit 10.1 to the Company's Current
         Report on Form 8-K filed June 25, 1998)

10.3. Bank Development Agreement dated June 19, 1998 by and among the Company and the organizers of The First National Bank of the Pine Belt
         (incorporated by reference to Exhibit 10.2 to the Company's Current
         Report on Form 8-K filed June 25, 1998)

10.4.    First Bancshares, Inc. 1997 Stock Option Plan as of March 18, 1997
         (incorporated by reference to Exhibit 10.7 of the Company's Form 10-KSB for the fiscal year ended December 31, 1996, File No. 333-61081)

10.5.    Promissory Note dated June 16, 1998 by and between the Company and The
         First National Bank of the Pine Belt*

10.6     Construction Agreement dated March 18, 1998 between The First National
         Bank of South Mississippi and Piercon, Inc.*

10.7     Option to Purchase Real Estate dated June 29, 1998 between the Pine
         Belt Organizers, LLC and Frances B. Wheelis

21.1     Subsidiaries of the Company*

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1.    Power of Attorney*

27.1.    Financial Data Schedule

*        Previously filed

ITEM 28. UNDERTAKINGS.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 24 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of Mississippi, on September 14, 1998.

                                    THE FIRST BANCSHARES, INC.


                                    By: /s/ David E. Johnson
                                       -----------------------------------------
                                       David E. Johnson
                                       President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                           Title                                        Date
---------                           -----                                        ----
/s/ David W. Bomboy*                                                             September 14, 1998
------------------------------
David Waldron Bomboy                Director


------------------------------
M. Ray (Hoppy) Cole, Jr.            Director


------------------------------
E. Ricky Gibson                     Director

/s/ David  E. Johnson                                                            September 14, 1998
------------------------------
David E. Johnson                    Director, President and Chief
                                    Executive Officer

/s/ Fred A. McMurry*                                                             September 14, 1998
------------------------------
Fred A. McMurry                     Director

/s/ Dawn T. Parker*                                                              September 14, 1998
------------------------------
Dawn T. Parker                      Director


------------------------------
Perry Edward Parker                 Director

/s/ Ted E. Parker*                                                               September 14, 1998
------------------------------
Ted E. Parker                       Director

/s/ Dennis L. Pierce*                                                            September 14, 1998
------------------------------
Dennis L. Pierce                    Director


------------------------------
David L. Rice, III                  Director

Signature                           Title                                        Date
---------                           -----                                        ----
/s/ Charles T. Ruffin*                                                           September 14, 1998
------------------------------
Charles T. Ruffin                   Director, Principal Financial and
                                    Accounting Officer


------------------------------
J. Douglas Seidenburg               Director


/s/ A.L. "Pud" Smith*               Director                                     September 14, 1998
------------------------------
A.L. "Pud" Smith

/s/ Andrew D. Stetelman*                                                         September 14, 1998
------------------------------
Andrew D. Stetelman                 Director

*By David E. Johnson, with power of attorney.










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